[KPMG Letterhead]

Council of Europe Development Bank (CEB)

55, avenue Kléber

75116 Paris

External Auditor’s Report

on the Financial Statements

Year ended 31 December 2013

To the Members of the Governing Board and Administrative Council,

We have audited the accompanying financial statements of the Council of Europe Development Bank (CEB) which comprise the balance sheet as at 31 December 2013 and the income statement, the statement of comprehensive income, the statement of changes in equity and the statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory notes as set out in notes A to Q.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards as adopted for use by the European Union. This responsibility includes:

-

designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatements, whether due to fraud or error,

-	selecting and applying appropriate accounting policies,

-	and making accounting estimates that are reasonable in the circumstances.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with relevant ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement.

[KPMG Letterhead]	Council of Europe Development Bank (CEB) External Auditor’s Report on the Financial Statements

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting principles used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Bank as at 31st December 2013, and of its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted for use by the European Union.

Paris La Défense, 27th February 2014

KPMG Audit
A division of KPMG S.A.

/s/ Pascal Brouard
Pascal Brouard
Partner

2

FINANCIAL STATEMENTS 2013

FINANCIAL STATEMENTS 2013

FINANCIAL STATEMENTS

Prepared in compliance with IFRS adopted by the European Union

The Bank’s objectives

“The primary purpose of the Bank is to help in solving the social problems with which European countries are or may be faced as a result of the presence of refugees, displaced persons or migrants consequent upon movements of refugees or other forced movements of populations and as a result of the presence of victims of natural or ecological disasters.

The investment projects to which the Bank contributes may be intended either to help such people in the country in which they find themselves or to enable them to return to their countries of origin when the conditions for return are met or, where applicable, to settle in another host country. These projects must be approved by a member of the Bank.

The Bank may also contribute to the realisation of investment projects approved by a member of the Bank which enable jobs to be created in disadvantaged regions, people in low income groups to be housed or social infrastructure to be created”.

(Articles of Agreement, Article II).

Sectors of action

The Bank (CEB) contributes to the implementation of socially-orientated investment projects in favour of social cohesion through three major sectoral lines of action, namely the strengthening of social integration, management of the environment and supporting public infrastructure with a social vocation.

Its actions comply with eligibility criteria specific to each sectoral line of action, thus reflecting not only the CEB’s specific social vocation, but also the development logic underpinning all its activity.

In accordance with Resolution AC 1522 (2009) approved by the Administrative Council on 20 November 2009, each of these three action lines involves the following fields:

- Strengthening of social integration

To contribute to strengthening social integration and thus to attack the roots of exclusion means, at operational level, acting in favour of refugees, migrants and displaced persons, promoting social housing and the creation and preservation of jobs(*), improving living conditions in urban and rural areas.

- Management of the environment

To contribute to managing the environment means not only systematically responding to emergency situations in the event of natural or ecological disasters, but also promoting protection of the environment and preservation of historic and cultural heritage.

- Supporting public infrastructure with a social vocation

An integrated approach to support the development of public infrastructure with a social vocation in the key sectors of health, education, vocational training and administrative and judicial public services in the long term facilitates more dynamic and more equitable social and economic growth, thus promoting individual fulfilment and collective well-being.

(*) As of 1 January 2014, within the framework of the new Development Plan 2014-2016, the “Creation and preservation of viable jobs” sector has become a separate sectoral line of action [as per the AC resolution 1562 (2013)].

FINANCIAL STATEMENTS 2013

Balance sheet

In thousand euros

Assets	Notes	31/12/2013	31/12/2012
Cash in hand, balances with central banks		286 640	327 373
Financial assets at fair value through profit or loss	C, E	441 961	1 200 675
Hedging derivative instruments	C, E	949 003	1 402 383
Available-for-sale financial assets	E	4 548 774	4 930 030
Loans and advances to credit institutions and to customers
Loans	F	12 769 265	12 448 526
Advances	F	2 806 849	4 021 106
Financial assets held to maturity		2 630 983	2 477 909
Tangible and intangible assets	G	44 746	44 909
Other assets	H	6 571	4 665
Total assets		24 484 792	26 857 576
Liabilities and equity
Liabilities
Financial liabilities at fair value through profit or loss	C, E	656 290	428 908
Hedging derivative instruments	C, E	400 668	595 059
Amounts owed to credit institutions and to customers	I	227 128	83 352
Debt securities in issue	I	20 087 248	21 558 288
Other liabilities	H	408 777	1 693 417
Social Dividend Account (SDA)	J	73 906	77 654
Provisions	K	170 778	159 259
Total liabilities		22 024 795	24 595 937
Equity
Capital	L
Subscribed		5 472 219	5 465 660
Uncalled		(4 859 802)	(4 853 971)

Called		612 417	611 689
General reserve		1 783 830	1 661 462
Net profit		111 289	120 230

Total capital, general reserve and net profit		2 507 536	2 393 381
Gains or losses recognised directly in equity		(47 539)	(131 742)
Total equity		2 459 997	2 261 639

Total liabilities and equity		24 484 792	26 857 576

FINANCIAL STATEMENTS 2013

Income statement

In thousand euros

	Notes	2013	2012
Interest and similar income
Available-for-sale financial assets		19 256	42 204
Loans and advances to credit institutions and to customers		97 484	167 541
Financial assets held to maturity		94 204	94 301
Interest expenses and similar charges
Amounts owed to credit institutions and to customers		(1 843)	(7 290)
Debt securities in issue		(39 180)	(134 268)
Other interest expenses and similar charges		(6 302)	(4 884)
Interest margin	M	163 619	157 604
Net gains or losses from financial instruments at fair value through profit or loss	O	(7 716)	(407)
Net gains or losses from available-for-sale financial assets		49	58
Commissions (income)		884	725
Commissions (expenses)		(1 714)	(1 609)
Net banking income		155 122	156 371

General operating expenses	P	(41 564)	(33 908)
Depreciation and amortisation charges of fixed assets	G	(2 269)	(2 233)
Gross operating income		111 289	120 230
Cost of risk
Net profit		111 289	120 230

FINANCIAL STATEMENTS 2013

Statement of comprehensive income

In thousand euros

	2013	2012
Net profit	111 289	120 230
Changes in value of available-for-sale financial assets	78 410	87 502
Changes in actuarial differences related to the pension scheme	3 699	(25 913)
Changes in actuarial differences related to the other post-employment benefits	2 094	(12 175)
Total other elements of comprehensive income	84 203	49 414

Comprehensive income	195 492	169 644

Statement of changes in equity

In thousand euros

	Capital and reserves			Gains or losses recognised directly in equity
	Called capital	Reserves and result	Total	Available for sale financial assets	Actuarial differences	Total	Total equity
Equity as at 1 January 2012	554 268	1719883	2274151	(161 925)	(19 231)	(181 156)	2092995
Capital increase	57 421	(57 421)
Appropriation of profit for the 2011 financial year		(1 000)	(1 000)				(1 000)
Net profit 2012		120 230	120 230				120 230
Changes in value of assets and liabilities recognised directly in equity				87 502	(38 088)	49 414	49 414
Equity as at 31 December 2012	611 689	1 781 692	2 393 381	(74 423)	(57 319)	(131 742)	2 261 639
Capital increase	728	2 138	2 866				2 866
Appropriation of profit for the 2012 financial year
Net profit 2013		111 289	111 289				111 289
Changes in value of assets and liabilities recognised directly in equity				78 410	5 793	84 203	84 203
Equity as at 31 December 2013	612 417	1 895 119	2 507 536	3 987	(51 526)	(47 539)	2 459 997

In 2013, further to Kosovo’s adhesion, the subscribed capital increased by € 6 559 thousand of which the called capital amounts to € 728 thousand. Its contribution to the reserves totals € 2 138 thousand. A first instalment of € 716.5 thousand has been paid for the capital and reserves.

FINANCIAL STATEMENTS 2013

Statement of cash flows

In thousand euros

		Notes	2013	2012
For the year ended 31 December
Net profit			111 289	120 230
+/-	Depreciation charges of tangible and intangible assets	G	2 269	2 233
+/-	Net loss/net profit from investing operations		20 336	13 996
+/-	Change in interest receivable		69 340	114 080
+/-	Change in interest payable		(65 838)	(130 776)
+/-	Other movements		23 197	9 253
	Total of non-monetary items included in the result		49 303	8 786

+	Reimbursements related to operations with credit institutions and customers		3 266 640	1 596 998
-	Disbursements related to operations with credit institutions and customers		(2 007 166)	(3 372 549)
+	Reimbursements related to other operations affecting financial assets or liabilities		3 327 899	2 423 147
-	Disbursements related to other operations affecting financial assets or liabilities		(4 298 590)	(3 487 844)
+/-	Cash flows related to operations affecting non-financial assets or liabilities		(9 292)	3 441
	Net decrease/(increase) of assets and liabilities resulting from operating activities		279 491	(2 836 807)
	Total net cash flows from operating activities (a)		440 083	(2 707 791)

+	Reimbursements related to financial assets held to maturity		241 391	78 340
-	Disbursements related to financial assets held to maturity		(399 032)	(295 593)
+/-	Cash flows related to tangible and intangible assets	G	(2 106)	(15 042)
	Total net cash flows from investing operations (b)		(159 747)	(232 295)

+/-	Cash flows from or to Member States		(3 324)	(2 915)
+	Reimbursements related to debt securities in issue		5 271 348	6 466 526
-	Disbursements related to debt securities in issue		(5 143 694)	(5 914 781)
	Total net cash flows from financing operations (c)		124 330	548 830

	Effect of changes in foreign exchange rates on cash and cash equivalents (d)		(33 716)	(7 687)

	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)		370 950	(2 398 943)

Cash and cash equivalents at the beginning of the financial year			2 559 425	4 958 369
	Cash in hand, balances with central banks		327 373	242 980
	Advances repayable on demand and term deposits with credit institutions		2 232 052	4 715 389
Cash and cash equivalents at the end of the financial year			2 930 375	2 559 426
	Cash in hand, balances with central banks		286 640	327 373
	Advances repayable on demand and term deposits with credit institutions		2 643 735	2 232 053
	Changes in cash and cash equivalents		370 950	(2 398 943)

FINANCIAL STATEMENTS 2013

NOTES TO THE FINANCIAL STATEMENTS

Note A – Summary of principal accounting methods applied by the Bank (CEB)

1. Applicable accounting norms

The Bank’s separate accounts are prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union (*). In this regard, certain provisions of IAS 39 relating to hedge accounting have been excluded, and no adoption procedure of certain recent texts has yet begun.

The CEB had applied by anticipation on 1 January 2012 the amendment to the IAS 19 “Employee benefits”, adopted by the European Union on 5 June 2012. Hence, the provision regarding post-employment benefits, adjusted for actuarial gains and losses, is included in the Bank’s balance sheet (see Note K – Provisions).

As of 1 January 2013, the Bank applies IFRS 13 “Fair value measurement”, adopted by the European Union on 11 December 2012 (see note E).

The entry into force of other standards with mandatory application after 1 January 2013 had no impact on the financial statements as at 31 December 2013. The Bank did not anticipate the implementation of new standards, amendments or interpretations adopted by the European Union when their implementation was only optional in 2013.

Within the context of IFRS application, the main area of assessment relates to credit risk assessment. Except for these aspects, the CEB’s nature of operations do not necessitate, in terms of judgement and valuation complexity, significant estimates or defining assumptions in preparing its financial statements. However, economic and demographic assumptions are used to value the post-employment social commitments.

The financial statements have been prepared on the historical cost basis, except for certain financial assets and liabilities, which are accounted for at fair value. The main accounting principles applied by the CEB are summarised below.

2. Financial assets and liabilities

2.1. Foreign currency transactions

The financial statements are presented in euros.

Monetary assets and liabilities denominated in foreign currencies are translated into euros (CEB’s functional currency) at the market exchange rate applicable at the end-date of the accounting period. Exchange variations resulting from this translation are accounted for in the income statement.

Forward currency transactions are valued at market value by using the forward exchange rate applicable for the remaining period for the currency concerned. Exchange spot positions are valued at the spot exchange rate at the end of the period. The resulting exchange differences are recorded in the income statement.

(*) A reference guide of standards adopted within the European Union is available on the European Commission website: http://ec.europa.eu/internal_market/accounting/ias/standards_en.htm

FINANCIAL STATEMENTS 2013

2.2. Loans and advances to credit institutions and to customers

The category “Loans and advances to credit institutions and to customers” consists of non-derivative financial assets with fixed or determinable payments non-quoted on an active market and that are nor held for trading, neither intended to be sold when granted.

The item “Loans” under category “Loans and advances to credit institutions and to customers” includes loans granted by the Bank.

The item “Advances” under category “Loans and advances to credit institutions and to customers” consists of advances repayable on demand with credit institutions (except central banks) and interbank advances granted by the CEB. Advances repayable on demand with credit institutions allow settling and receiving payments from financial transactions related to its activities.

Loans given out by the Bank are first recorded at their market value which in general is the equivalent of the net amount initially disbursed.

Thereafter, loans are valued at amortised cost and interest is calculated on the basis of the global effective interest rate method.

Financing commitments are recorded in the off-balance sheet for the amount not yet used.

In application of IAS 39, within the ambit of fair value hedge transactions, the loan book value is adjusted for the profits or losses relative to the hedged risk.

2.3. Securities

Securities held by the Bank are classified under two categories:

- Financial assets held to maturity

The category “Financial assets held to maturity” includes securities at fixed income and fixed maturity that the Bank has the intention and ability to hold to maturity.

After acquisition, securities classified under this category are accounted for at amortised cost in accordance with the effective interest rate method, which includes the amortisation of the premium or discount equivalent to the difference between their purchase price and their reimbursement value.

Income from these securities is recorded under the heading “Interest and similar income” in the income statement.

- Available-for-sale financial assets

The “Available-for-sale financial assets” category includes fixed income or variable-yield securities which do not fall under the previous category.

Securities under this category are initially valued at their market value inclusive of transaction charges. At end-date, securities are valued at their market value, and whose variations, exclusive of accrued income are presented under a specific heading in equity “Gains or losses recognised directly in equity”, except for securities covered by a fair value hedge. In such case, the profits and losses relative to hedged risks are recorded in the income statement under the same heading as the changes in value of hedging instrument, in conformity with IAS 39.

At the disposal, maturity or depreciation of the securities (in cases of a significant or prolonged decline in the fair value below the cost), these deferred gains or losses, previously recorded under equity, are accounted for in the income statement under the heading “Net gains or losses from available-for-sale financial assets”.

Income from fixed income securities under this category, which is accounted for on the basis of the effective interest rate method, is presented under the heading “Interest and similar income” in the income statement. Dividends received from variable-rate securities are recorded under the aggregate “Net gains or losses from available-for-sale financial assets”.

- Date and accounting criteria

Securities classified under the two categories above are recorded at the trade date.

FINANCIAL STATEMENTS 2013

2.4. Depreciation of financial assets, financing and guaranty commitments

- Financial assets valued at amortised cost

Depreciation of loans and financial assets held to maturity is accounted for when there is an objective indication of a measurable loss in value following an event that occurred after loan approval or security purchase.

Any observable data being related to the following events represents an objective indication of a loss in value:

- the existence of at least a three month unpaid amount

- awareness or observation of significant financial difficulties of the counterparty leading to the conclusion of a proven existing risk, whether an unpaid amount has been noted or not

- the concessions yielded with the terms of the loans, which would not have been granted without financial difficulties of the borrower.

The amount of depreciation is equivalent to the difference between the book value of the asset and the present value of estimated future recoverable cash flows, taking into account guaranties, discounted at the financial asset’s original effective interest rate. Changes in value of such depreciated assets are recorded under the heading “Cost of risk” in the income statement.

After the asset depreciation, a theoretical revenue from asset’s net book value, calculated on the basis of the original effective interest rate used for discounting the estimated recoverable cash flows, is recorded in the income statement under the heading “Interest and similar income”. Loan depreciation is recorded in a separate provision account, thus reducing its original value recorded under assets.

The impairment relating to financing and guaranty commitments follows similar principles and are recorded under liabilities.

- Available-for-sale financial assets

At the CEB, “Available-for-sale financial assets”, mainly composed of fixed income securities, are depreciated on an individual basis by counterparty of income statement in case of an objective indication of durable depreciation resulting from one or more events subsequent to the purchase.

Criteria for depreciation of these securities are similar to those applied for depreciation of financial assets valued at amortised cost.

A depreciation of a fixed income security is recorded under the income statement heading “Cost of risk” and may be released in case of subsequent improvement of security.

2.5. Debt securities in issue

Securities issued by the CEB qualify as debt instruments by reason of a contractual obligation for the Bank to settle with their holder.

Debt securities in issue are initially recorded at their issuance value inclusive of transaction charges and are subsequently valued at their amortised cost by using the effective interest rate method.

In application of IAS 39, within the ambit of fair value hedge transactions, the book value of issues is adjusted for the profits or losses relative to the hedged risk.

FINANCIAL STATEMENTS 2013

2.6. Derivative instruments

All derivative instruments are accounted for in the balance sheet at trade date at their fair value. At end-date they are revalued at their market value.

Derivatives are classified under two categories:

- Transaction derivatives

Derivative instruments are by default considered to be transaction instruments, except if they can qualify as hedging instruments. They are recorded in the balance sheet under the heading “Financial assets at fair value through profit or loss” in cases of positive market value and under the heading “Financial liabilities at fair value through profit or loss” when the market value is negative. Profits or losses are recorded in the income statement under the heading “Net gains or losses from financial instruments at fair value through profit or loss”.

- Derivatives and hedge accounting

Fair value hedge is used by the Bank to cover namely the interest rate risk of assets and liabilities with fixed interest rate, for identified financial instruments (loans, available for sale assets, issues, borrowings).

In order to qualify a financial instrument as hedging derivative, the Bank keeps information on the hedge from its initial application. This information specifies the designated asset or liability, the hedged risk, the type of derivative instrument used and the evaluation method which will be employed in assessing the retrospective and prospective effectiveness of the hedge.

The derivative instrument designated as hedge has to be highly effective in order to compensate for the value variations resulting from the hedged risk; this effectiveness has to be ensured from the hedging’s initial application and subsequently throughout its life.

In the case of fair value hedge relationship, derivatives are revalued in the balance sheet at their fair value, whilst fair value variations are recorded in the income statement under the heading “Net gains or losses from financial instruments at fair value through profit or loss”, symmetrically to the revaluation of the instruments hedged for the estimated risk. In the balance sheet, in the case of hedging relationship of identified assets or liabilities, revaluation of the hedged item is accounted for in conformity with the classification of the instrument hedged. The impact recorded in the income statement represents the eventual ineffectiveness of the hedge.

In cases where a hedge is interrupted or it no longer satisfies the effectiveness tests, hedging derivatives are transferred to the trading portfolio and accounted for in accordance with the principles applicable to this category. In the case of interest rate instruments initially identified as hedged, the revaluation amount with respect to these instruments recorded in the balance sheet is amortised at the effective interest rate for its residual life duration. If the hedged items no longer figure in the balance sheet, particularly due to early redemption, this amount is immediately transferred to income statement.

2.7. Fair value assessment

The financial assets and liabilities under categories “Financial instruments at fair value through profit or loss”, “Hedging derivative instruments” and “Available-for-sale financial assets” are valued and recorded at their market value. The market value is equivalent to the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction.

Market value is determined as follows:

-	using quoted prices in an active market; or

-	applying a valuation technique incorporating:

-	mathematical calculation methods based on recognised financial assumptions, and

-	parameters whose value is determined either by using prices of instruments traded in active markets, or based on statistical estimates or other quantitative methods in the absence of an active market.

On the other hand, derivative instruments (foreign exchange, interest rate and currency swaps) are valued by using observable parameters on the basis of valuation models commonly accepted (discounted cash flow method, Black and Scholes model, interpolation techniques).

FINANCIAL STATEMENTS 2013

2.8. Interest income and expense

Interest income and expense are recognised in the income statement for all the financial instruments using the effective interest rate method.

The effective interest rate is the rate that discounts exactly the estimated future cash payments or receipts through the expected life of the financial instrument to the net book value of the financial asset or liability. This calculation includes commissions paid or received, when similar to interests, transaction charges and all premiums and discounts.

2.9. Cost of risk

In terms of credit risk, cost of risk includes depreciation provisions related to loans, fixed income securities, depreciation related to financing commitments and guaranties given, losses on irrecoverable receivables less recoveries of amortised receivables. Charges for litigations inherent to banking activity are also accounted for in cost of risk.

3. Fixed assets

Fixed assets recorded in the Bank’s balance sheet include tangible and intangible operating assets.

These fixed assets are recorded at their purchase price to which expenses directly connected are added.

Depreciation is calculated according to the estimated useful life of the asset expected by the Bank using the straight-line method, the residual value of the asset being deducted from its depreciable basis.

At every end-date, fixed assets are valued at their amortised cost (cost less depreciation and any possible impairment) and if necessary, an accounting adjustment is carried out with respect to the duration of the useful life and the residual value.

- Tangible assets

The following is the breakdown of the “building” part of the operational premises, every element being depreciated according to its own useful life:

– Main works and façade	- (1)
– General and technical installations	10 years
– Fixtures and fittings	10 years

(1)	Given the Bank’s headquarters location in the centre of Paris, its residual value is assigned to the component “main works and façade” which is not subject to depreciation.

Land is not depreciated. The other tangible fixed assets are depreciated according to the following durations:

– Fittings and furniture	10 years
– Vehicles	4 years
– Office and IT equipment	3 years

- Intangible assets

Intangible assets (IT software) are amortised by using the straight-line method over either 1 year (office software) or 5 years (application software).

FINANCIAL STATEMENTS 2013

4. Post-employment staff benefits

The Bank’s pension scheme is a defined benefit scheme, funded by contributions made both by the Bank and by the employees. Benefits are calculated on the basis of the number of years of service and a percentage of the basic remuneration of the last year of service.

The other post-employment benefit schemes (optional health care for pensioners, fiscal adjustment and, since 2013, termination of service) are likewise defined benefit schemes.

These schemes represent commitments on the part of the Bank, which are valued and for which provisions are set up. In conformity with IAS 19, actuarial valuations are carried out on these commitments, taking into account both financial and demographic assumptions.

The amount of the provision in relation to these commitments is determined by an independent actuary in accordance with the projected unit credit method.

On 1 January 2012 the Bank had applied early the amendment to IAS 19 “Employee benefits”, adopted by the European Union on 5 June 2012. Hence, the provision regarding post-employment benefits recorded in the Bank’s balance sheet is fully equal to the commitment with respect to post-employment benefits.

5. Social Dividend Account (SDA)

The Social Dividend Account (formerly known as Selective Trust Account) is used to finance grants in favour of projects complying with CEB objectives and located in eligible countries, as defined by the Administrative Council. The operating principles of the SDA were revised by Resolutions AC 1554 (2013) and AC 1555 (2013) approved by the Administrative Council on 22 March 2013. Through these resolutions, the Administrative Council renamed the “Selective Trust Account” “Social Dividend Account” and broadened its scope of use. Since then, the grants financed by the SDA may take the form of technical assistance, interest rate subsidies, guarantees and grant contributions.

- Interest rate subsidies

Interest rate subsidies are used to reduce the amount of interests borne by a CEB borrower. Interest rate subsidies cover the interest rate differential between the rate usually applied by the Bank and the rate effectively paid by the borrower, for each tranche of the loan.

- Guarantees

Guarantees on loans awarded by the CEB enable the Bank to fund projects that have a strong social impact but carry a high credit risk. The amount, the trigger event and the recovering mechanism are determined on a case by case basis.

- Technical assistance

Technical assistance is used to help a CEB borrower prepare and implement its project. Pre-feasibility, feasibility and technical studies, design and operating plans, institutional and legal appraisals, and other consultancy services necessary for the project preparation, execution or monitoring and reporting, procurement supervision and impact assessment may thus be financed.

- Grant contributions

Grant contributions may be awarded in the framework of emergency situations or take the form of contributions to a common cause in the member States, pursued in cooperation with other international actors.

The SDA is funded mainly by contributions from the Bank’s Member States, through dividends of a social nature, paid when the Bank’s annual profit is allocated.

Grants financed by the SDA are approved by the Administrative Council of the Bank, except technical assistance grants smaller than or equal to € 300 thousand, which are approved by the Governor.

FINANCIAL STATEMENTS 2013

6. Related parties

With respect to IAS 24, the Bank is not a subsidiary of any entity. The financial statements are not affected by related party relationships.

The information concerning Chairpersons and Appointed officials of the Bank is presented in paragraph 7 below.

7. Compensation for Chairpersons and Appointed Officials

The Articles of Agreement of the CEB lay down that the organisation, administration and supervision of the Bank are divided between the following organs:

–	the Governing Board
–	the Administrative Council
–	the Governor
–	the Auditing Board.

The Governing Board and the Administrative Council each consist of a Chairperson and one representative appointed by each Member State. A Vice-Chairperson is elected among the members of each body. The Chairperson of the Governing Board and the Chairperson of the Administrative Council are elected by the Governing Board for a 3-year term, and may be re-elected for a further 3-year term. The annual allowances of the Chairpersons and the Vice-Chairpersons are fixed by the Administrative Council for the duration of their terms of office.

The Governor is appointed by the Governing Board for a 5-year term and may be re-appointed once. He is assisted by three Vice-Governors, who are appointed by the Governing Board, for a 5-year term renewable once (1), upon the Governor’s proposal, following an opinion on conformity from the Administrative Council and after consultation with the members of the Governing Board. Their emoluments are fixed by the Administrative Council, within the framework of the approval of the annual budget of the Bank.

The gross compensation for the CEB’s Chairpersons and Appointed Officials can be summarised as follows:

		In thousand euros

	2013	2012
Office allowances
Chairperson of the Governing Board (2)	45	45
Chairperson of the Administrative Council	45	45
Vice-Chairperson of the Governing Board	6	6
Vice-Chairperson of the Administrative Council (3)	6	6

Emoluments
Governor Wenzel	346	338
Vice-Governor Guglielmino	279	273
Vice-Governor Ruiz-Ligero	263	257
Vice-Governor Dowgielewicz (4)	263	171
Vice-Governor Tarafás (5)		86

(1)	This applies to Vice-Governors elected for the first time after 26 November 2010.
(2)

The Chairman of the Governing Board has waived his allowances for the period running from 1 January to 31 December 2013. At his request the corresponding amounts have been directly transferred by the CEB to the SDA and charitable organisations.

(3)	Allowances of € 500 are paid monthly. Two successive Vice-Chairpersons held the seat in 2012.
(4)	The incumbent’s term started on 2 May 2012.
(5)	The incumbent’s term ended on 1 May 2012.

FINANCIAL STATEMENTS 2013

The CEB’s Chairpersons and Appointed Officials do not receive any stock options or any other kind of bonus.

At the end of their mandate, the Governor and Vice-Governors receive either a retirement pension or a tax exempt temporary allowance equivalent to 40% to 50% of their last basic salary, for a period of up to 3 years. This allowance is limited to the amount, cumulated with possible emoluments from other sources, which must not exceed, in any case, the amount of the last basic salary received by the CEB. For 2013, these temporary allowances have been granted to the former Governor Alomar (in office until 17 December 2011) for an amount of € 155 thousand, and to the former Vice-Governor Tarafás (in office until 1 May 2012) for an amount of € 119 thousand.

The Governing Board, by its Resolution CD 383 (2010), has decided to abolish this temporary allowance for the new officials (Governor and Vice-Governors) appointed for the first term after 30 March 2010, the date of its adoption.

The Governor and Vice-Governors are affiliated to the medical and social cover as well as to the pension scheme of the CEB. They benefit from other allowances as the staff members (family allowance and other allowances related to expatriation, if applicable).

8. Taxation

The Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe states that the Bank’s assets, income and other property are exempt from all direct taxes.

FINANCIAL STATEMENTS 2013

Note B - Financial risk and capital management

Within the context of its lending and treasury activities, the CEB is exposed to four main types of risk: credit risk, market risk, liquidity risk and operational risk.

This Note gives information about the Bank’s exposure to these different types of risks, as well as about the objectives, policies and procedures which enable it to assess and manage such risks, and about capital management.

Risk management and control are of paramount importance to the creditworthiness of a financial institution. Therefore, the CEB regularly reviews its risk management and monitoring procedures on the basis of the principle of methodology continuity in order to comply with best banking practices.

As a multilateral development bank, the CEB is not subject to Member States’ regulatory ratios, the Basel Committee recommendations or European Union directives. Nonetheless, the CEB has decided to observe these regulations as a point of reference for its risk management and control policy.

The Bank’s administrative bodies have overall responsibility for defining and overseeing the risk management framework.

- Decision-making committees

The Governor has set up a number of decision-making committees responsible for defining and overseeing risk management policies in their respective fields. The Governor chairs all these committees.

— The Finance & Risk Committee is the cornerstone of the Bank’s credit risk management framework. Risk management policies are established to identify and analyse the risks faced by the Bank, to set the appropriate risk limits and controls and to monitor the respect of those limits. It meets weekly and makes decisions based on the Global Risk Management Department’s assessments and recommendations. It also reviews all aspects of the Bank’s financial activity (cash management, debt, trends on the financial markets, liquidity).

— The Funding Committee addresses the funding strategy and the pricing policy on a quarterly basis. It also decides on the strategy relating to debt issuance (amounts, currencies, conditions and schedule) on the basis of the Bank’s estimated liquidity requirements and in conformity with the annual levels of debt authorised by the Administrative Council following the proposal by the Governor.

— The ALM Committee decides on the Bank’s asset and liability management strategy on a quarterly basis. It takes the necessary decisions with regard to financial risks on the basis of the Bank’s quarterly ALM report and in accordance with the financial policies approved by the Administrative Council.

— The Committee for Operational Risks and Organisation (CORO) meets biannually to set acceptable levels for the operational risks run by the CEB and to ensure that Directors take the necessary steps to monitor and control these risks within their respective Directorates.

— The IT Steering Committee meets on a biannual basis and covers all issues related to information systems and IT infrastructure to ensure business continuity.

- Internal and external reporting on risk management

A report, providing the Bank’s detailed exposure to credit risk, capital market information and liquidity management, is sent out to the members of the Finance & Risk Committee on a weekly basis. However, within the present financial context, this information is completed whenever an event or decision occurs that raises concern about the prudential ratios or the quality of the CEB’s counterparties, which are closely monitored.

The quarterly Risk Management Report presented both to the members of the Administrative Council and Governing Board aims to inform the shareholders about the development of the CEB’s exposure to the main types of risks: credit, market, liquidity, operational risks and the situation regarding the prudential framework.

In terms of external reporting on risk management, the Bank provides extensive information to the rating agencies as a support for their annual assessment. A specific report which is highly focused on risk management is also prepared in order to file an annual report on Form 18-K in connection with the registration statement filed with the Securities and Exchange Commission.

Finally, the CEB’s annual report of the Governor gives a fair view of the risk management processes and practices in place at the Bank and its year-end financial statements disclose publicly data on its risk exposure.

FINANCIAL STATEMENTS 2013

1.	Credit risk

- Overview of the assessment process

Credit risk is defined as the risk of loss which may occur if counterparty fails to meet its contractual obligations. The Global Risk Management Department identifies, assesses and manages all credit risks inherent in the CEB’s operations, as a result of both on- and off- balance sheet transactions. The department also monitors compliance with portfolio management policies (loans, securities, derivatives) on a continuous basis, as well as overseeing the Bank’s concentration risk.

The outstanding approval process: the procedure for approving new transactions makes the distinction between lending activities and treasury operations.

For all potential projects, the department assesses the transaction on the basis of the counterparty’s creditworthiness and current exposure as well as the country risk and, if necessary, recommends credit enhancement measures (guarantees, collaterals, as well as any other structures that reduce the final risk). After approval by the Finance & Risk Committee, the project is submitted to the Administrative Council.

With reference to the transactions carried out by the Finance Directorate, the Administrative Council establishes the framework for such financial operations on the basis of the definition of the Bank’s investment policy.

The process of limits’ assignment: at the request of operational divisions, the Global Risk Management Department establishes limits for the counterparties and submits them to the Finance & Risk Committee which approves, modifies or rejects the limits. These limits are reviewed annually, unless it is necessary to do so within a shorter period of time. Limits are established at their nominal value.

The rating process: two types of internal ratings are assigned: counterparty ratings and transaction ratings. In accordance with best banking practices, the Global Risk Management Department assigns an internal rating to all counterparties based on due diligence carried out on site or in-house. The internal rating scale ranges from 1 to 10, 10 being the best grade. Each internal rating corresponds to a rating on the scale used by international rating agencies (e.g.10 = AAA, 9.5 = AA+).

The internal counterparty rating is based on qualitative and quantitative criteria. When the international rating agencies have assigned ratings, the internal rating takes them into account, in combination with other criteria. The Bank has developed its own scoring models that permit it to apply different ratios depending on the type of counterparty (sovereign, regional or local authority, financial or non-financial institution). Specific internal rating grids are used when a counterparty has not been rated by an international rating agency.

The internal transaction rating, given for project financing operations only, is based on the internal counterparty rating. If applicable, it also takes into account credit enhancement measures: collaterals, guarantees, as well as any other structures that reduce the final risk.

The Bank has established a methodology for validating the internal rating system, based on an analysis of the difference between its own internal rating and that of the international rating agencies. Any difference of more than two notches between the two systems will automatically lead to a total revision of the internal rating.

According to international rating agencies, a rating which is equal to or higher than Baa3/BBB-, is investment grade and, if it is equal to or lower than Ba1/BB+, is below investment grade (BIG).

FINANCIAL STATEMENTS 2013

- Overall credit risk exposure

The Bank’s credit risk exposure on all its transactions excluding accrued interest (loans, financing commitments, deposits, securities, derivatives) at 31 December 2013 and 31 December 2012 is shown in the table below. With reference to the loan portfolio, credit enhancement measures are taken into account. New category “no risk” was created where the exposure is fully provisioned or guaranteed by the Social Dividend Account (CEB).

						in million euros
	2013					2012
	AAA/AA	A/BBB	BIG	No risk	Total	AAA/AA	A/BBB	BIG	No risk	Total
Loans	1 904	7 309	3 368	1,1	12 582	1 931	5 936	4 263	1,0	12 131
Financing commitments	355	1 906	820	1,2	3 082	233	1 554	1 214		3 001
Deposits	1 750	1 342			3 093	2 074	2 274			4 348
Securities	4 147	2 566	200		6 913	3 766	3 180	200		7 146
Swap - add on	186	284			471	402	509			910
Forex		68			68		2			2
Swap coll - NPV not covered	6				6	16				16

Total	8 348	13 476	4 388	2,3	26 214	8 420	13 456	5 677	1,0	27 554

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international rating agencies, internal rating

- Concentration-Large exposure

Large exposure is the overall exposure (loans, securities, deposits, derivatives and financing commitments) to counterparty or group of connected counterparties, exceeding 10% of sound equity.

The CEB defines sound equity as paid-in capital, reserves, gains or losses recognised directly in equity, as well as uncalled capital of triple-A or double-A rated member countries (second best rating by Moody’s, Standard & Poor’s and Fitch Ratings).

In line with Basel Committee recommendations and European Union directives, the CEB ensures that no exposure to a counterparty or group of connected counterparties exceeds the limit of 25% of sound equity, and that the cumulative total of large exposures does not exceed 800% of said equity.

At 31 December 2013, no counterparty exceeded the limit of 25% of the CEB’s sound equity (as in 2012) and five groups and one single counterparty overstepped 10%. The total outstanding on these counterparties stood at € 3.9 billion, i.e. 83% of the CEB’s sound equity against € 4.6 billion and 102% at end of 2012. As a multilateral financial institution, the CEB excludes “sovereign” risks of OECD member countries from this analysis.

- CEB’s exposure to sovereigns1 for loans and securities portfolios

					in million euros
	2013				2013
	Loans	Securities	Total		Loans	Securities	Total

EU countries (a)	7 720	3 038	10 758	Non EU countries (b)	1 271		1 271

France	404	1 614	2 019	Turkey	984		984
Germany	642	244	885	Albania	109		109
Belgium	757	20	777	Serbia	59		59
Spain	569	113	683	“the former Yugoslav Republic of Macedonia”	49		49
Cyprus	621		621	Iceland	22		22
Portugal	179	200	379	Moldova (Republic of)	20		20
Italy	141	160	301	Bosnia and Herzegovina	18		18
Finland	121	50	171	Montenegro	9		9
Ireland	104	10	114	San Marino	0,1		0,1
Austria[2]		83	83
Malta	48		48
Luxembourg		42	42
Slovak Republic	32		32
Estonia	26		26
Greece	23		23
Slovenia	19		19
Sub-total eurozone	3 686	2 536	6 222
Hungary	1 222		1 222
Poland	1 048		1 048
Romania	896		896
Supranational institutions[3]	0,3	502	502
Croatia	286		286
Denmark	205		205
Lithuania	140		140
Sweden	131		131
Bulgaria	38		38
Czech Republic	36		36
Latvia	32		32
Sub-total Others	4 034	502	4 536	Total (a)+(b)	8 991	3 038	12 029

[1]	Sovereigns include: States, Public administrations, State financial institutions, Special financial institutions
[2]	Non CEB’s Member State: guarantee received on loans
[3]	Organisations composed of several nations, operating beyond the authority of one national government

FINANCIAL STATEMENTS 2013

- Loan portfolio

At 31 December 2013, loans outstanding stood at € 12.6 billion, increasing by 3.7% compared with the outstanding at 31 December 2012. In 2013 no delay or missed payments have been recorded. As a multilateral financial institution, the Bank’s policy is not to reschedule debt agreements (capital or interest on loans).

The table below displays the breakdown of the loan portfolio by rating and type of counterparty:

						in million euros
	2013					2012
	AAA/AA	A/BBB	BIG	No risk	Total	AAA/AA	A/BBB	BIG	No risk	Total

States	87	2 936	2 566		5 589	91	2 040	3 301		5 432
Public administrations	907	1 536	49		2 493	767	1 474	27		2 268
State financial institutions	165			0,3	165	213	2			215
Special financial institutions	589	144	12		745	668	29	86		783
Other financial institutions	157	2 619	574	0,8	3 351	192	2 295	664	1,0	3 152
Non financial institutions		72	167		239		97	185		281

Total	1 904	7 309	3 368	1,1	12 582	1 931	5 936	4 263	1,0	12 131

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international rating agencies, internal rating

The amount of credit enhancements in the loan portfolio ensuring a 100% risk transfer totalled € 4.7 billion consisting of guarantees and collaterals for € 4.2 billion and € 0.5 billion respectively.

The impact of credit enhancements on the risk profile of loans outstanding is shown below:

					in million euros
	2013				2012
	before		after		before		after
	Amount	%	Amount	%	Amount	%	Amount	%
AAA/AA	1 255	10%	1 904	15%	1 299	11%	1 931	16%
A/BBB	7 080	56%	7 309	58%	5 673	47%	5 936	49%
BIG	4 246	34%	3 368	27%	5 158	43%	4 263	35%
No risk	0,8	0%	1,1	0%	1,0	0%	1,0	0%
Total	12 582	100%	12 582	100%	12 131	100%	12 131	100%

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international rating agencies, internal rating

At 31 December 2013, loans outstanding rated investment grade represented 73.2% of the total loan portfolio, compared to 64.8% at end 2012. Credit risk mitigation techniques changed the distribution by type of counterparty thus increasing “sovereign” portfolio by 11.4%. Loans outstanding to counterparties not rated by international rating agencies represented 3.8% of the total portfolio with internal ratings spread from 3 to 9.5.

The table below highlights the share of the loans outstanding with the ten main counterparties:

	in million euros
		2013							2012
		AAA/AA	A/BBB	BIG	No risk	Total	%		AAA/AA	A/BBB	BIG	No risk	Total	%
1.	Hungary			1 222		1 222	10%	Hungary			1 313		1 313	11%
2.	Turkey		984			984	8%	Romania		922			922	8%
3.	Romania		896			896	7%	Turkey			892		892	7%
4.	Cyprus			621		621	5%	Cyprus			627		627	5%
5.	Crédit Agricole		476			476	4%	Poland		456			456	4%
6.	Poland		461			461	4%	Crédit Agricole		402			402	3%
7.	Région Wallonne		440			440	3%	Région Wallonne		392			392	3%
8.	PKO Bank		311			311	2%	UniCredit		326			326	3%
9.	CaixaBank		308			308	2%	CaixaBank		294			294	2%
10.	UniCredit		298			298	2%	Intesa Sanpaolo		286			286	2%
	Sub-total		4 175	1 843		6 017	48%	Sub-total		3 078	2 832		5 910	49%
	Others	1 904	3 134	1 526	1,1	6 564	52%	Others	1 931	2 858	1 431	1,0	6 221	51%

	Total	1 904	7 309	3 368	1,1	12 582	100%	Total	1 931	5 936	4 263	1,0	12 131	100%

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international rating agencies, internal rating

FINANCIAL STATEMENTS 2013

- Financing commitments

Financing commitments correspond to approved projects still awaiting financing and for which a framework loan agreement has been signed. Financing commitments increased slightly during the year and amounted to € 3.1 billion at 31 December 2013. Financing commitments rated investment grade represented 73.4% of the total portfolio, compared to 59.6% at end 2012.

The table below highlights the share of financing commitments belonging to the counterparties of the eurozone:

						in million euros
	2013					2012
	AAA/AA	A/BBB	BIG	NO RISK	Total	AAA/AA	A/BBB	BIG	NO RISK	Total

Eurozone countries
France		325			325	50	253			303
Spain		305			305		200	30		230
Belgium	150	143			293		60			60
Germany	205	2			207	83	22			105
Austria[1]		188			188		15			15
Cyprus			177		177			229		229
Portugal			170		170			245		245
Slovak Republic		23			23
Slovenia		20			20		20			20
Finland						100				100
Ireland							50			50
Italy							10			10
Sub-total	355	1 005	347		1 707	233	630	504		1 366
Others		902	473	1,2	1 375		925	710		1 634

Total	355	1 906	820	1,2	3 082	233	1 554	1 214		3 001

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international rating agencies, internal rating

[1]	Non CEB’s Member State: guarantee to be received

- Securities portfolios

The CEB manages two securities portfolios: financial assets held to maturity and financial assets available for sale. Securities in both portfolios are essentially denominated in euro, i.e. 96.3% of the total securities portfolios.

The table below highlights securities portfolios belonging to the eurozone and displays the breakdown by ratings of the outstanding nominal value of each of these portfolios:

						in million euros
	2013				2012
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total

Financial assets held to maturity
France	1 373			1 373	1 319			1 319
Portugal			200	200			200	200
Netherlands	182			182	135			135
Italy		160		160		160		160
Germany	134			134	89	70		159
Spain		50		50		205		205
Finland	50			50
Austria	47			47	10			10
Luxembourg	42			42
Ireland		10		10		10		10
Belgium	10			10	10			10
Other countries	230			230	124			124
Sub-total	2 068	220	200	2 488	1 687	445	200	2 332

Financial assets available for sale
France	482	698		1 180	362	739		1 101
Netherlands	908			908	872			872
Germany	140	250		390	158	250		408
Spain		63		63		210		210
Austria	35			35	25			25
Belgium	10			10
Other countries	503	1 335		1 838	661	1 536		2 197
Sub-total	2 079	2 346		4 425	2 079	2 735		4 814

Total	4 147	2 566	200	6 913	3 766	3 180	200	7 146

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international rating agencies, internal rating

FINANCIAL STATEMENTS 2013

- Derivatives

The CEB uses Interest Rate Swaps (IRS) and Currency Interest Rate Swaps (CIRS) to hedge market risk on its lending, investment and funding transactions.

In all cases, derivatives transactions require prior credit clearance of the issuer counterparty by the Finance & Risk Committee and the signing of a framework agreement (for example, ISDA Master Agreement). In addition, for transactions with a maturity of over five years, the counterparty must have a minimum AA rating or have signed a CSA (Credit Support  Annex) collateral agreement with the CEB. All swap transactions are valued at their net present value and positions per counterparty are monitored periodically so that additional collateral can be obtained if necessary.

At 31 December 2013, the derivatives’ exposure included swaps add-on for € 471 million and non-covered NPV (Net  Present Value) after credit enhancement of € 6 million. The Bank received collateral cash deposits: 54% and sovereign securities: 46% (US Treasury bonds, France OAT and German bund). The CEB signed CSA collateral agreement with all of its counterparties involved in swap activities, as in 2012.

The breakdown of the nominal value of swaps by instrument and by maturity is shown in the table below:

									in million euros
	2013					2012
	less than 1 year	1 to 5 years	5 to 10 years	10 years or more	TOTAL	less than 1 year	1 to 5 years	5 to 10 years	10 years or more	Total

Total (a)	4 043	13 029	4 291	2 434	23 797	2 900	14 371	4 592	2 215	24 079

Currency-rate swaps	3 901	10 947	903	595	16 346	2 812	13 554	1 025	633	18 025

Interest-rate swaps	143	2 082	3 388	1 839	7 451	88	817	3 567	1 582	6 054

thereof: collateralised (b)	4 043	13 029	4 291	2 434	23 797	2 900	14 371	4 592	2 215	24 079

(b)/(a)	100%	100%	100%	100%		100%	100%	100%	100%

2.	Market risk: FX, interest rate and liquidity risks

2.1. Managing balance sheet exposures

Management of the balance sheet is carried out by the ALM department under the authority of the Chief Financial Officer. It is based notably on an analysis of indicators for managing the risks incurred by all the CEB’s activities. These risks are:

-	FX risk, stemming from unfavourable variations in FX rates,

-	interest rate risk, stemming from asymmetry over time between rate types for uses (loans, securities and deposits) and resources (borrowings) and their reset frequencies,

-	liquidity risk, defined as the risk of being unable to meet one’s commitments or of being unable to unwind a position on account of unfavourable market conditions.

The ALM Department regularly issues a report on the currency, interest rate and liquidity risks incurred by the CEB. Within the framework of normal and stressed market conditions, it evaluates in particular:

-	the CEB’s exposure to rate variations,

-	the level of sensitivity of the Net Present Value (NPV),

-	the level of sensitivity of the Net Interest Margin.

lt also produces an analysis of the projected liquidity situation, before and after stress.

2.2. Management principles

Within the ambit of its operations (loans, securities, borrowings, treasury operations), the CEB is exposed to FX, interest rate and liquidity risks.

FINANCIAL STATEMENTS 2013

a)	Managing FX and interest rate risks

The key principle adopted is the almost systematic hedging of positions, in order to maintain interest rate risks and currency risks as low as possible. The CEB manages its overall balance sheet at variable rates (except for its Held-To-Maturity asset portfolio), either directly or through hedging swaps.

It therefore resorts to derivatives, mainly currency exchange and interest rate contracts. It uses these instruments within the ambit of micro-hedging or macro-hedging operations:

-	Micro-hedging operations: derivatives used to hedge market risk deriving from a specific element of the asset (loan, security) or the liability (borrowing),
-	Macro-hedging operations: derivatives used to cover global market risks measured through an evaluation of the balance sheet.

At 31 December 2013, currency exchange and interest rate contracts were exclusively used as micro-hedging.

b)	Managing liquidity risk

The CEB’s principal objective is to meet its commitments fully and punctually. The liquidity risk is prudently managed because, unlike commercial banks, the CEB has no deposits neither does it have access to refinancing by the Central Bank.

The liquidity risk is assessed by generating static and dynamic liquidity gaps and by calculating the projected liquidity ratio according to different stress scenarios: various levels of counterparty default according to their rating for loans and/or securities, discounts on securities for resale, partial or total default on loans and securities by all counterparties from a given country, absence of opportunities for refinancing.

The CEB’s refinancing and investment policies, which are adjusted according to liquidity risk assessments, enable the Bank to meet its commitments and to respect the limits of its steering ratios, even in the case of a very unfavourable scenario.

2.3. Assessing FX, interest rate and liquidity risks

a)	Measuring FX risk

The CEB hedges any exposure to an FX risk, the residual risk stemming from cumulated results in currencies other than the euro. The risk is systematically hedged on a monthly basis. At the end of each month, the Bank produces an accounting statement of its results per currency and converts them into euros; any position with a countervalue in excess of € 1 million is reduced through spot currency purchase or sale.

In thousand euros

Breakdown by currency	Assets	Liabilities	Derivative instruments	Net position 2013	Assets	Liabilities	Derivative instruments	Net position 2012
US Dollar	1 118 370	10 742 436	9 624 823	757	1 591 928	11 750 621	10 159 737	1 044
Japanese Yen	32 283	76 806	45 181	658	55 836	106 802	51 501	535
Canadian Dollar	204 609	9 189	(195 278)	142	215 543	7 874	(207 506)	163
Pound Sterling	110 241	1 393 990	1 283 796	47	33 081	1 901 738	1 868 736	79
Other currencies	1 118 719	3 527 732	2 409 289	276	1 124 243	4 317 552	3 193 523	214
Total	2 584 222	15 750 153	13 167 811	1 880	3 020 631	18 084 587	15 065 991	2 035

The table above shows that, after taking hedging instruments into account, residual FX exposure is not significant.

b)	Measuring interest rate risk

Because of the principle of micro-hedging adopted on its positions, the CEB’s exposure to interest rate risk is small.

The ALM Department assesses the interest rate risk in volume (rate gap), in margin (sensitivity of the Net Interest Margin), and in value (sensitivity of the Net Present Value).

The CEB’s Net Interest Margin is very little exposed to market fluctuations because the Bank’s assets and liabilities are rate matched. In particular, the Bank’s available equity is invested in a Held-To-Maturity security portfolio. This portfolio is made up of fixed-rate securities, generally long-term, denominated in euros and issued by countries or similar institutions with a minimal rating of AA or Aa2 at the date of purchase.

The amounts allocated to the Social Dividend Account (SDA) and the provision for pension commitments are also invested in the Held-To-Maturity security portfolio.

FINANCIAL STATEMENTS 2013

- Appraising interest rate risk hedging

The table below comprises the CEB’s overall balance-sheet operations. It provides a static view of interest rate risk and its hedging, as at the end-date of the accounting period, through a breakdown of assets and liabilities by interest rate type (fixed rate and variable rate). It outlines the effect of interest rate risk hedging.

In thousand euros

	Before hedging			Hedging instruments			After hedging
Interest rate type	Outstanding	Accrued Interest	Total	Outstanding	Accrued Interest	Total	Outstanding	Accrued Interest	Total
Assets
Fixed rate	11 701 275	104 392	11 805 667	(4 356 497)	236 335	(4 120 162)	7 344 778	340 727	7 685 505
Scheduled outstanding	9 939 017	104 392	10 043 409	(4 356 497)	236 335	(4 120 162)	5 582 520	340 727	5 923 247
Non scheduled outstanding	1 762 258		1 762 258				1 762 258		1 762 258
Variable rate	12 434 116	11 082	12 445 198	4 348 410	5 679	4 354 089	16 782 526	16 761	16 799 287
Total assets	24 135 391	115 474	24 250 865	(8 087)	242 014	233 927	24 127 304	357 488	24 484 792
Liabilities
Fixed rate	(22 688 749)	(235 905)	(22 924 654)	17 612 156	(47 815)	17 564 341	(5 076 593)	(283 720)	(5 360 313)
Scheduled outstanding	(18 535 598)	(235 905)	(18 771 503)	17 612 156	(47 815)	17 564 341	(923 442)	(283 720)	(1 207 162)
Non scheduled outstanding	(4 153 151)		(4 153 151)				(4 153 151)		(4 153 151)
Variable rate	(1 291 840)	(523)	(1 292 363)	(17 821 397)	(10 719)	(17 832 116)	(19 113 237)	(11 242)	(19 124 479)
Scheduled outstanding	(763 118)	(478)	(763 596)	(17 821 397)	(10 719)	(17 832 116)	(18 584 515)	(11 197)	(18 595 712)
Non scheduled outstanding	(528 722)	(45)	(528 767)				(528 722)	(45)	(528 767)
Total liabilities	(23 980 589)	(236 428)	(24 217 017)	(209 241)	(58 534)	(267 775)	(24 189 830)	(294 962)	(24 484 792)

The outstanding fixed-rate assets before hedging amount to € 11 701 million, hedging instruments allow the exposure to drop to € 7 345 million.

This exposure after hedging of € 7 345 million consists of:

-

scheduled outstandings (€ 5 583 million), mainly short-term deposits (€ 2 685 million), insensitive to variations in market rates and considered as fixed rate, the fixed rate Held-To-Maturity securities portfolio (€ 2 617 million) and marginally unhedged fixed rate loans (€ 219 million).

-	non scheduled outstandings (€ 1 762 million), in particular swap valuations that, by nature, cannot be covered.

Consequently, interest rate hedging on the asset side is highly effective: it greatly reduces the risks on fixed-rate operations and respects the CEB’s ALM principles.

Reciprocally, the fixed-rate liability exposure of € 22 689 million before hedging is reduced to € 5 077 million after hedging.

This exposure after hedging of € 5 077 million consists of:

-

non scheduled outstanding (€ 4 153 million), mainly available equity, Social Dividend Account and provision for pension commitments (€ 2 660 million) to which the Held-To-Maturity securities are matched, and swap valuations that, by nature, cannot be covered.

-	scheduled outstanding (€ 923 million), made-up exclusively of fixed-rate Euro-Commercial Papers (ECPs).

Consequently, interest rate hedging on the liability side is highly effective: it cancels all the risks associated with the long-term borrowing operations and respects the CEB’s ALM principles.

FINANCIAL STATEMENTS 2013

- Measuring the sensitivity of the Net Interest Margin to interest rate risk

The ALM Department studies the level of Net Interest Margin for the coming year based on certain interest rate scenario assumptions (+/- 10 bps, +/- 100 bps, +/- 200 bps).

At 31 December 2013, the levels of the short term market rates in the main reference currencies, on which the rate shock scenarios are based, are low. Consequently, the selected stress tests hereafter are based on maintaining a uniform translation of +10 bps and +100 bps. In effect, in the case of a stress test 10 bps lower (a fortiori 100 bps lower), the low interest rate level leads to biased results due to a floor applied by the software and to the application of clauses that differ from one contract to another.

The sensitivity of the Net Interest Margin measures the variation in the net interest margins over one year following the reporting date in the case of a uniform increase of 10 bps and 100 bps applied to all interest rate curves.

Calculation method

The Net Interest Margin sensitivity is calculated dynamically, on the basis of the following hypotheses:

-	volume of new activity for 2014 on the main balance sheet items,

-

characteristics of the new activity (in fine or linear amortizing rule, maturity, projected spread …). In particular, future rates on contracts stem from forward rates calculated at the reporting date increased by assumptions on interest rate spreads for each balance sheet item.

A dedicated tool enables us to:

-	create new contracts on the basis of new activity assumptions,

-	generate cash-flows on all contracts (stock of operations and new activity),

-	determinate the volume of cash-flows to invest or borrow in order to adjust the balance sheet on a monthly basis in the coming year.

In fine, the Net Interest Margin at the end of 2014 and its sensitivity to shock rates are determined on the basis of a balanced forecast balance sheet.

Result

In thousand euros
	Parallel translation + 10 bps	Parallel translation + 100 bps
Sensitivity of the forecast 2014 Net Interest Margin as at 31/12/2013	(261)	(2 570)

Analysing the result

Based on the balance sheet at 31 December 2013 and the new business assumptions, the Net Interest Margin would decrease by € 0.3 million if interest rates increased by 10 bps. It would fall by € 2.6 million if interest rates increased by 100 bps.

It will be recalled that sensitivity to changes in interest rates applies mainly to floating rate operations (loans/borrowings and treasury operations). In effect, for fixed rate operations, only future transactions are sensitive to changes in interest rates whereas stock operations are not sensitive to such changes.

Given that fixed rate stock operations represent almost the whole volume of the fixed rate Net Interest Margin in 2014 (revenues from the Held-To-Maturity portfolio), the sensitivity of the CEB’s Net Interest Margin is low.

It is observed that due to the low use of non-linear products, an increase in rate shock results in a corresponding increase in the sensitivity of the Net Interest Margin (see rate shock of + 100 bps).

In summary, the low unfavourable exposure of the Net Interest Margin to an increase in interest rates shows that:

-	the policy of hedging changes in market interest rates implemented by the Bank is effective,

-	the CEB remains negatively exposed to rising interest rates.

FINANCIAL STATEMENTS 2013

c)	Measuring liquidity risk

The level of the Bank’s liquidity must respect a strengthened prudential liquidity ratio (see prudential ratios).

The liquidity situation is monitored daily. Monitoring is supplemented by quarterly stress tests incorporating:

a) counterparty default scenarios, based on their credit rating or a defined country risk,

b) scenarios including discount on securities held by the CEB for resale,

c) scenarios based on a lack of opportunities for refinancing,

d) combining scenarios.

Consequently, the CEB’s liquidity needs are evaluated according to several scenarios. These liquidity needs correspond to the projected liquidity in each given scenario. They are compared to the Bank’s “liquidity “cushion” corresponding to liquid assets.

a) Counterparty default scenarios

The liquidity requirement is projected taking into account borrower default. In accordance with the logic applied from Basel II and its differentiated approach to risk, borrower default is calculated on the basis of outstanding loans, weighted by the default probability rates published by the rating agencies for a given maturity and rating class. An internal rating is assigned to counterparties not rated by rating agencies.

The CEB also evaluates the financial impact of catastrophic scenarios in which the probability of default applied to Below Investment Grade borrowers is 100% without any possibility of recovery.

Finally, selective “country” scenarios evaluate the increased need for liquidity resulting from a partial or total default of counterparties coming from the same country.

b) Scenarios including discount on securities held by the CEB for resale

The CEB’s “liquidity cushion” is reduced by applying a discount on Available-For-Sale and Held-To-Maturity securities.

c) Scenarios based on a lack of opportunities for refinancing

The CEB’s liquidity needs are assessed by taking into account transactions from the stock and operations from the new activity (including lending activity) without refinancing.

d) Combining scenarios

The scenarios combine, for example, a reduction in the liquidity cushion resulting from the discounts applied on securities with an increase in liquidity needs due to counterparty defaults.

In summary, the stress scenarios described above are used to assess the period during which the CEB, subject to various adverse events, can meet its obligations while respecting the minimum imposed by its liquidity ratio.

By estimating survival horizons and variation in indicators under different stress scenarios, the CEB can manage its liquidity by adjusting its policy for short term and long term refinancing.

FINANCIAL STATEMENTS 2013

d)	Balance sheet position by maturity

The balance sheet structure by maturity at 31 December 2013 and 31 December 2012 is shown below:

In thousand euros

	Current outstanding			Non-current outstanding
31 December 2013	Up to 1 month	1 to 3 months	More than 3 months up to 1 year	1 to 5 years	More than 5 years	Total
Assets
Cash in hand, balances with central banks	286 640					286 640
Available-for-sale financial assets	781 540	547 638	1 393 956	1 294 919	701 229	4 719 282
Loans and advances to credit institutions and to customers
Loans	30 191	219 584	1 476 624	6 048 396	6 075 913	13 850 708
Advances	1 328 928	1 333 389	145 375			2 807 693
Financial assets held to maturity	11 495	91 952	176 110	1 011 638	2 158 971	3 450 167
Sub-total of assets	2 438 794	2 192 564	3 192 065	8 354 954	8 936 114	25 114 489

Liabilities
Amounts owed to credit institutions and to customers	127 063	130	158	34 497	67 247	229 095
Debt securities in issue	1 000 649	1 118 554	2 943 307	12 710 284	3 224 838	20 997 631
Deposits of guarantees received	401 659					401 659
Social Dividend Account (SDA)	73 906					73 906
Sub-total of liabilities	1 603 278	1 118 684	2 943 465	12 744 781	3 292 084	21 702 292
Off-balance sheet
Financing commitments	113 900	222 680	1 115 420	1 164 961	464 894	3 081 855
Term financial instruments
To be received	782 702	689 166	3 179 385	12 239 439	1 635 026	18 525 718
To be paid	(800 849)	(524 285)	(2 937 736)	(12 029 670)	(1 708 427)	(18 000 968)
Sub-total of off-balance sheet	95 753	387 561	1 357 069	1 374 730	391 492	3 606 605
Total by maturity 2013	931 269	1 461 440	1 605 669	(3 015 097)	6 035 521	7 018 802

In thousand euros

	Current outstanding			Non-current outstanding
31 December 2012	Up to 1 month	1 to 3 months	More than 3 months up to 1 year	1 to 5 years	More than 5 years	Total
Assets
Cash in hand, balances with central banks	327 373					327 373
Available-for-sale financial assets	757 096	716 059	1 537 992	1 404 660	668 321	5 084 128
Loans and advances to credit institutions and to customers
Loans	42 629	164 179	1 254 196	5 935 842	6 059 340	13 456 186
Advances	1 069 710	1 163 378	1 789 617			4 022 705
Financial assets held to maturity	111 883	15 545	214 430	1 131 679	1 780 074	3 253 611
Sub-total of assets	2 308 691	2 059 161	4 796 234	8 472 181	8 507 735	26 144 002

Liabilities
Amounts owed to credit institutions and to customers	83 352					83 352
Debt securities in issue	49 395	985 735	3 580 519	14 299 721	3 639 325	22 554 695
Deposits of guarantees received	1 686 270					1 686 270
Social Dividend Account (SDA)	77 654					77 654
Sub-total of liabilities	1 896 671	985 735	3 580 519	14 299 721	3 639 325	24 401 971
Off-balance sheet
Financing commitments	152 168	243 000	1 364 832	753 903	486 719	3 000 622
Term financial instruments
To be received	57 747	132 237	3 414 535	15 125 158	1 923 091	20 652 767
To be paid	(26 529)	(57 147)	(3 106 651)	(13 675 782)	(1 889 113)	(18 755 221)
Sub-total of off-balance sheet	183 386	318 090	1 672 716	2 203 279	520 698	4 898 168
Total by maturity 2012	595 405	1 391 516	2 888 431	(3 624 260)	5 389 107	6 640 199

Each term financial instrument contract is simultaneously presented in the line “To be received” and in the line “To be paid” in the case of foreign exchange or currency swaps.

FINANCIAL STATEMENTS 2013

3.	Operational risk

The CEB implemented an Operational Risk Management Policy to codify its approach to identifying, measuring, controlling, and reporting operational risks. This document lays down sound practices to ensure that operational risk is managed in an effective and consistent manner across the CEB.

The operational risk is defined as the risk of potential loss resulting from inadequate or failed internal processes, people and systems or from external events and includes the legal risk. Moreover, the CEB takes into account reputational risks linked to its activities.

By deliberately choosing to apply Basel Committee recommendations and best practices, the Bank is committed to constantly assessing its operational risk and to implementing the appropriate preventive measures.

The operational risk framework of the CEB is reviewed and approved at the meetings of the Committee for Operational Risks and Organisation (CORO). Chaired by the Governor and composed of the Senior Management and the Directors of the Directorates, the CORO sets acceptable levels for the operational risks run by the CEB and ensures that Directors take the necessary steps to monitor and control these risks within their respective Directorates.

In close cooperation with the various business lines, the Operational Risk Department is in charge of establishing the Bank’s operational risks map. To this end, a tool (ORICA) was implemented to manage centrally the whole framework: the risks and their evaluation following a predefined methodology, risk mitigation measures and action plans. The collection of operational risk incidents, including “near misses”, is also integrated in this tool in order to ensure the efficiency of the control framework and to refine the evaluation of the risks in terms of impact and probability.

The Operational Risk Department is also responsible for the modelling of all procedures, in collaboration with the business lines, in order to design a procedure and control map. A dedicated intranet site (MEGA) was implemented to give access to all procedures to all staff.

To hedge against a disruption of its business activities, the CEB has a Business Continuity Plan (BCP) in place. In 2013, the Operational Risk Department carried out a revision of its BCP based on a range of scenarios. The BCP comprises a crisis management plan, a technical framework (backup site and telecommuting solutions) as well as business line specific plans. The BIA (Business Impact Analysis) workshops gave the opportunity to raise business line awareness and to enrich the content of the risk mapping.

In the calculation of capital requirements, the CEB adopted the Basic Indicator Approach. The Bank calculates this capital charge on the basis of the average net banking income over the previous three years. This charge is compared to equity defined as paid-in capital, reserves, gains or losses recognized directly in equity and profit of the year.

At 31 December 2013, the operational risk charge amounted to € 22.7 million, up from € 21.6 million at end 2012.

4.	Capital management

In conformity with its Articles of Agreement (Article III), any European State (Member or non-Member State of the Council of Europe) and/or International Institution with a European focus may, upon the conditions established by the Governing Board, become a Member of the Bank.

The Bank issues participating certificates denominated in euros to which Members subscribe. Each certificate has the same nominal value of € 1 000.

The accession procedures consist in addressing a declaration to the Secretary General of the Council of Europe, containing a statement mentioning that the applicant endorses the Bank’s Articles of Agreement, in accordance with the financial conditions agreed on by the Governing Board. Any State becoming a member of the Bank shall confirm in its declaration its intention:

-	to accede at the earliest opportunity, to the Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe;

-

pending such accession, to apply the legal arrangements resulting from the Protocol to the property, assets and operations of the Bank and to grant to the organs and staff of the Bank the legal status resulting from the Protocol (Articles of Agreement, Article III).

The Governing Board establishes the provisions for the subscription and paying in of capital as well as provisions regarding any capital increase. The terms and conditions for the potential withdrawal of a Member State are defined in the CEB’s Articles of Agreement (article XV). The Bank has never received this kind of request. Based on this and according to the amended IAS 32 in February 2008, these securities are classified as equity instruments.

The subscription to the Bank’s capital and reserves shall be calculated based on the contribution rate of the applicant countries to the budget of the Partial Agreement of the Council of Europe on the CEB.

The Bank’s participating certificates are composed of paid-in capital and callable capital. The paid-in capital is the portion of the capital to be paid at the accession to the Bank upon the Governing Board’s decision following a proposal by the Administrative Council. With regard to the callable capital, it is worth mentioning that the Bank has never called any capital.

On 4 November 2013, Kosovo has become the 41st CEB Member State.

For CEB’s detailed capital situation as at 31 December 2013 please refer to appendix Note L “Capital”.

The Bank’s capital adequacy in terms of risks linked to its operations is assessed through a prudential framework organized around various ratios (see paragraph 5 below).

FINANCIAL STATEMENTS 2013

5.	Prudential framework

Although the CEB follows recommendations of the Basel Committee under the Basel II framework, its prudential framework is based on its own ratios and therefore these may not be compared to similar ratios used by other multilateral financial institutions.

■ Capital adequacy ratio ensures that CEB’s usable equity can absorb a reasonable amount of any potential loss arising from its lending activity. This ratio is calculated as follows:

Capital adequacy ratio =	Risk weighted loan portfolio
Usable equity

- Risk weighted loan portfolio: S [(principal + interest) x default probability]

- Usable equity: paid-in capital, reserves, gains or losses recognised directly in equity

The limit is fixed at 100% of CEB’s usable equity, i.e. € 2.4 billion. The ratio improved during the year from 45.3% at 31 December 2012 to 35.7% at 31 December 2013, due to the enhanced credit quality of the loan portfolio and an increase in the CEB’s usable equity.

■ Risk asset coverage ratio provides an additional limit on loans rated below investment grade and is used in conjunction with other prudential ratios in order to get a clearer picture of the CEB’s financial strengths and weaknesses. This ratio is calculated as follows:

Risk asset coverage ratio =	Loan portfolio rated below investment grade
Sound equity

- Sound equity: paid-in capital, reserves, gains or losses recognised directly in equity, uncalled capital of member states rated AAA/AA

The limit is fixed at 66% of CEB’s sound equity, i.e. € 3.1 billion. The ratio improved during the year from 94.8% at 31 December 2012 to 71.6% at 31 December 2013 due to the enhanced credit quality of the loan portfolio, thus significantly reducing the below investment grade rated portion, and to an increase in the CEB’s sound equity. The risk asset coverage ratio exceeded its limit.

■ Strengthened liquidity ratio is designed to measure the Bank’s capacity to meet its net liquidity requirements. Net liquidity requirements take into account the total stock of projects awaiting financing and net cash flow for a three-year period. The liquidity ratio is said to be “strengthened” because the amount of default risk on loan portfolio rated below investment grade for the next three-year period is included in the net liquidity requirements. The Bank’s liquid assets are deposits and financial assets available for sale with a residual maturity of less than 18 months.

At 31 December 2013, the strengthened liquidity ratio, which fixes the minimum level of liquid assets at 50% of net liquidity requirements for the next three years, stood at 115.7%, against 96.4% at end 2012. This increase stems from a substantial decrease in net liquidity requirements compared with a slight decline in liquid assets.

■ Indebtedness ratio is a supplementary indicator that compares the total debt outstanding after swap to the Bank’s own funds. The CEB’s own funds are defined as subscribed capital, reserves, gains or losses recognised directly in equity and profit for the year.

The limit is fixed at 4 (four times CEB’s own funds), i.e. € 29.3 billion. The ratio stood at 2.66 at 31 December 2013, down from 2.75 at 31 December 2012, as the decrease in debt outstanding was largely offset by significant growth in the CEB’s own funds.

■ Portfolio ratio is another supplementary indicator that compares the total financial assets after swap to the Bank’s own funds. Total financial assets comprises the outstanding amounts in both securities portfolios (held-to-maturity and available-for-sale) and treasury transactions not in issue (bank deposits, repos).The CEB’s own funds are defined as subscribed capital, reserves, gains or losses recognised directly in equity and profit for the year.

The limit is fixed at 2 (twice CEB’s own funds) i.e. € 14.6 billion. The ratio stood at 1.32 at 31 December 2013, down from 1.37 at 31 December 2012, due to the decrease in financial assets and significant growth in the CEB’s own funds.

FINANCIAL STATEMENTS 2013

Note C – Financial instruments at fair value through profit or loss and hedging derivative instruments

All the Bank’s micro-hedging financial derivative instruments for which the hedging relationship is not admitted by IAS 39 are recorded under the balance sheet headings “Financial assets at fair value through profit or loss” or “Financial liabilities at fair value through profit or loss”.

All the Bank’s micro-hedging operations recognised under IAS 39 are fair value hedges and are recorded in the balance sheet under the heading “Hedging derivative instruments”. These operations hedge the fair value of the fixed rate financial assets and liabilities (loans, available-for-sale assets, debt securities in issue).

Term financial instruments comprise interest rate, currency and forward exchange swaps. They are valued with a method referring to valuation models using observable parameters.

The following table represents the fair value, including interest, of these financial instruments.

In thousand euros

	31/12/2013		31/12/2012

	Positive market value	Negative market value	Positive market value	Negative market value

Financial instruments at fair value through profit or loss
Interest rate derivative instruments	3 235	(378)	3 545	(137)
Foreign exchange derivative instruments	438 726	(655 912)	1 197 130	(428 771)
Total	441 961	(656 290)	1 200 675	(428 908)

Hedging derivative instruments
Interest rate derivative instruments	372 533	(309 117)	445 045	(480 030)
Foreign exchange derivative instruments	576 470	(91 551)	957 338	(115 029)
Total	949 003	(400 668)	1 402 383	(595 059)

FINANCIAL STATEMENTS 2013

Note D – Financial assets and liabilities

Financial assets and liabilities are presented in the table below according to their accounting valuation rules and their fair values.

Conditions for loan disbursement are equivalent to those implemented by other financial institutions that operate on the supranational banks market. Reflecting its preferred creditor status, the Bank does not intend to sell this type of receivables. Furthermore, development of market rates has very little impact on the fair value of these operations as the majority of loans are at variable interest rate (including hedging transactions). The Bank therefore estimates that the fair value of these assets corresponds to their net carrying value.

In thousand euros
31 December 2013	At fair value through profit or loss	At fair value through equity	Amortised cost	Carrying value	Fair value

Assets
Cash in hand, balances with central banks			286 640	286 640	286 640
Financial assets at fair value through profit or loss	441 961			441 961	441 961
Hedging derivative instruments	949 003			949 003	949 003
Available-for-sale financial assets		4 548 774		4 548 774	4 548 774
Loans and advances to credit institutions and to customers(*)			15 576 114	15 576 114	15 576 114
Financial assets held to maturity			2 630 983	2 630 983	2 823 405

Total assets	1 390 964	4 548 774	18 493 737	24 433 475	24 625 897

Liabilities
Financial liabilities at fair value through profit or loss	656 290			656 290	656 290
Hedging derivative instruments	400 668			400 668	400 668
Amounts owed to credit institutions and to customers			227 128	227 128	227 128
Debt securities in issue			20 087 248	20 087 248	20 087 208
Social Dividend Account (SDA)			73 906	73 906	73 906

Total liabilities	1 056 958		20 388 282	21 445 240	21 445 200

In thousand euros
31 December 2012	At fair value through profit or loss	At fair value through equity	Amortised cost	Carrying value	Fair value

Assets
Cash in hand, balances with central banks			327 373	327 373	327 373
Financial assets at fair value through profit or loss	1 200 675			1 200 675	1 200 675
Hedging derivative instruments	1 402 383			1 402 383	1 402 383
Available-for-sale financial assets		4 930 030		4 930 030	4 930 030
Loans and advances to credit institutions and to customers(*)			16 469 632	16 469 632	16 469 632
Financial assets held to maturity			2 477 909	2 477 909	2 748 805

Total assets	2 603 058	4 930 030	19 274 914	26 808 002	27 078 898

Liabilities
Financial liabilities at fair value through profit or loss	428 908			428 908	428 908
Hedging derivative instruments	595 059			595 059	595 059
Amounts owed to credit institutions and to customers			83 352	83 352	83 352
Debt securities in issue			21 558 288	21 558 288	21 568 172
Social Dividend Account (SDA)			77 654	77 654	77 654

Total liabilities	1 023 967		21 719 294	22 743 261	22 753 145

(*) Assets disclosed in level 3 in terms of market value measurement

None of the securities classified under the available-for-sale financial assets or financial assets held to maturity categories has been pledged in 2013 and 2012.

FINANCIAL STATEMENTS 2013

Note E – Market value measurement of financial instruments

Following the application of IFRS 13 “Fair Value Measurement”, the CEB had to adjust its evaluation methods related to:

-	credit risk of the counterparty within the fair value of derivative financial assets (Credit Valuation Adjustment – CVA);

-	its own credit risk within the valuation of derivative financial liabilities (Debt Valuation Adjustment – DVA)

The evaluation of these risks at 31 December 2013 was not material.

The Bank shall disclose the financial instruments using a three-level hierarchy reflecting the reliability of their valuation basis.

Level 1 – Financial instruments with quoted market price

Level 2 – Financial instruments measured using valuation techniques based on observable data

Level 3 – Financial instruments measured using valuation techniques based on unobservable data

All operations shown below are valued with a level 1 or 2 reliability.

In thousand euros

31 December 2013	Level 1	Level 2	Level 3	Total
Assets
Financial instruments at fair value through profit or loss		441 961		441 961
Hedging derivative instruments		949 003		949 003
Available-for-sale financial assets	4 548 774			4 548 774
Liabilities
Financial instruments at fair value through profit or loss		656 290		656 290
Hedging derivative instruments		400 668		400 668

In thousand euros

31 December 2012	Level 1	Level 2	Level 3	Total
Assets
Financial instruments at fair value through profit or loss		1 200 675		1 200 675
Hedging derivative instruments		1 402 383		1 402 383
Available-for-sale financial assets	4 430 683	499 347		4 930 030
Liabilities
Financial instruments at fair value through profit or loss		428 908		428 908
Hedging derivative instruments		595 059		595 059

FINANCIAL STATEMENTS 2013

Note F – Loans and advances to credit institutions and to customers

This heading covers loans to credit institutions and to customers as well as deposits to credit institutions.

In thousand euros
Breakdown of loans by category of borrower	31/12/2013	31/12/2012
Loans to credit institutions
Loans	7 261 796	6 792 344
Interest receivable	15 652	13 732
Unpaid receivables	1 074	870
Depreciation of loans to credit institutions (*)	(1 875)	(1 871)
Sub-total	7 276 647	6 805 075
Loans to customers
Loans	5 320 134	5 338 705
Interest receivable	22 889	24 934
Sub-total	5 343 023	5 363 639
Value adjustment of loans hedged by derivative instruments	149 595	279 812
Total loans	12 769 265	12 448 526
Other loans and advances
Advances repayable on demand	121 277	167 458
Advances with agreed maturity dates or periods of notice	2 684 755	3 852 763
Sub-total	2 806 032	4 020 221
Interest receivable	817	885
Total other advances	2 806 849	4 021 106

(*) Change in this balance concerns accrued interest of an impaired loan

At 31 December 2013, loans are guaranteed up to the amount of € 4 713 million (31 December 2012: € 4 288 million). These guarantees could be either in the form of securities or signed commitments.

FINANCIAL STATEMENTS 2013

Loans outstanding and financing commitments by country

The breakdown of outstanding loans and financing commitments by borrower country, whether subsidised or not by the Social Dividend Account, is included in the table below.

						In thousand euros
	Outstanding				Financing commitments

Breakdown by borrowers’ country location	31/12/2013%		31/12/2012%		31/12/2013	31/12/2012
Poland	1 632 722	12.98	1 490 833	12.29	313 245	512 444
Spain	1 308 527	10.40	1 179 529	9.72	305 000	230 000
Hungary	1 228 391	9.76	1 323 897	10.91	19 878	24 698
France	1 134 597	9.02	868 807	7.16	299 500	202 500
Turkey	1 033 345	8.21	892 113	7.35	410 480	384 154
Romania	916 478	7.28	922 361	7.60	327 879	262 929
Belgium	681 737	5.42	573 294	4.73	227 500	35 000
Germany (1)	651 545	5.18	592 768	4.89	205 000	102 600
Italy (2)	621 549	4.94	723 393	5.96
Cyprus	620 558	4.93	626 877	5.17	177 049	229 049
Portugal	418 288	3.32	432 221	3.56	170 000	245 000
Croatia	286 177	2.27	271 037	2.23	163 587	125 759
Finland	278 542	2.21	355 292	2.93		100 000
Denmark	205 000	1.63	233 333	1.92
Iceland	188 912	1.50	212 429	1.75
Slovak Republic	150 397	1.20	83 874	0.69	87 500	25 000
Lithuania	145 851	1.16	100 743	0.83		47 000
Sweden (3)	130 739	1.04	251 368	2.07
Slovenia	121 074	0.96	155 019	1.28	20 000	20 000
Albania	109 292	0.87	108 238	0.89	4 142	6 934
Ireland	104 204	0.83	89 458	0.74		50 000
Latvia	104 175	0.83	138 245	1.14		25 000
Serbia	98 305	0.78	70 481	0.58	133 661	158 000
Bulgaria	86 130	0.68	99 615	0.82	25 000	27 500
Czech Republic	85 926	0.68	35 106	0.29	50 000	39 158
Bosnia and Herzegovina	58 091	0.46	59 659	0.49	32 300	19 300
“the former Yugoslav Republic of Macedonia”	55 214	0.44	48 225	0.40	97 471	108 961
Malta	47 950	0.38	58 050	0.48
Estonia	26 164	0.21	28 498	0.23
Greece	22 709	0.18	83 534	0.69
Moldova (Republic of)	20 147	0.16	13 441	0.11	12 664	19 636
Montenegro	9 079	0.07	9 079	0.07
San Marino	116	0.01	232	0.01
Total	12 581 931	100.00	12 131 049	100.00	3 081 854	3 000 622

(1) of which € 165 million outstanding in favour of target countries as at 31 December 2013 (31 December 2012: € 213 million)

(2) of which € 445 million outstanding in favour of target countries as at 31 December 2013 (31 December 2012: € 502 million)

(3) of which nil outstanding in favour of target countries as at 31 December 2013 (31 December 2012: € 100 million)

FINANCIAL STATEMENTS 2013

Loans outstanding and financing commitments by sector of action

In thousand euros
	Outstanding				Financing commitments

Breakdown by sector-based activities	31/12/2013%		31/12/2012%		31/12/2013	31/12/2012
Strengthening social integration

Aid to refugees, migrants and displaced populations	97 201		87 783		22 180	70 000
Social housing for low-income persons	2 364 054		2 410 993		370 700	213 815
Creation and preservation of viable jobs	2 927 214		2 661 730		682 025	484 915
Improvement of living conditions in urban and rural areas	1 756 098		1 709 362		400 908	304 464
Sub-total	7 144 567	57	6 869 868	57	1 475 813	1 073 194

Managing the environment

Natural or ecological disasters	777 695		760 586		276 621	403 621
Protection of the environment	1 987 185		1 933 155		632 605	748 138
Protection and rehabilitation of the historic and cultural heritage	190 279		207 813		30 944	37 045
Sub-total	2 955 159	23	2 901 554	24	940 170	1 188 804

Supporting public infrastructure with a social vocation

Education and vocational training	1 537 999		1 495 775		349 735	475 387
Health	923 343		845 670		245 391	188 064
Infrastructure of administrative and judicial public services	20 863		18 182		70 745	75 173
Sub-total	2 482 205	20	2 359 627	19	665 871	738 624
Total	12 581 931	100	12 131 049	100	3 081 854	3 000 622

Loans outstanding and financing commitments by country with SDA interest rate subsidies or loan guarantee

Outstanding loans and financing commitments, with Social Dividend Account interest rate subsidies or loan guarantee, are detailed below by borrowers’ country location.

In thousand euros
	Outstanding		Financing commitments

Breakdown by borrowers’ country location	31/12/2013	31/12/2012	31/12/2013	31/12/2012
Romania	279 582	286 435	12 621	22 671
Hungary	136 607	146 087	1 180
Turkey	210 000	130 000	40 000	120 000
Albania	103 024	101 786	4 142	6 934
Croatia	55 156	80 037
Poland	95 627	65 324	174 000	214 000
Serbia	27 032	27 992
Bosnia and Herzegovina	17 985	18 799	19 300	19 300
Moldova (Republic of)	20 146	13 441	12 664	19 636
Bulgaria	9 934	11 686
“the former Yugoslav Republic of Macedonia”	7 747	5 747	17 603
Lithuania	4 344	4 808
Slovak Republic	2 420	4 184
Total	969 604	896 326	281 510	402 541

The interest rate subsidies are presented in the Note J.

FINANCIAL STATEMENTS 2013

Note G – Tangible and intangible assets

In thousand euros

	Land and buildings	Fixtures	Other	Intangible assets	Total
Gross book value
At 1 January 2013	36 344	18 320	7 251	8 428	70 343
Additions		252	775	1 079	2 106
Disposals			(2 589)	(3 869)	(6 458)
At 31 December 2013	36 344	18 572	5 437	5 638	65 991
Depreciation
At 1 January 2013		(13 184)	(6 259)	(5 991)	(25 434)
Charge for the year		(898)	(526)	(845)	(2 269)
Disposals			2 589	3 869	6 458
At 31 December 2013		(14 082)	(4 196)	(2 967)	(21 245)
Net book value
At 31 December 2013	36 344	4 490	1 241	2 671	44 746

In thousand euros

	Land and buildings	Fixtures	Other	Intangible assets	Total
Gross book value
At 1 January 2012	23 748	16 914	7 111	7 529	55 302
Additions	12 596	1 406	345	899	15 246
Disposals			(205)		(205)
At 31 December 2012	36 344	18 320	7 251	8 428	70 343
Depreciation
At 1 January 2012		(12 158)	(6 000)	(5 248)	(23 406)
Charge for the year		(1 026)	(464)	(743)	(2 233)
Disposals			205		205
At 31 December 2012		(13 184)	(6 259)	(5 991)	(25 434)
Net book value
At 31 December 2012	36 344	5 136	992	2 437	44 909

FINANCIAL STATEMENTS 2013

Note H – Other assets and other liabilities

In thousand euros

	31/12/2013	31/12/2012
Other assets
Prepaid expenses	2 228	2 005
Sundry debtors	2 165	1 980
Subscribed, called and unpaid capital and reserves to be paid	2 150
Sundry assets	28	680
Total	6 571	4 665
Other liabilities
Deposits of guarantees received (*)	401 704	1 686 314
Sundry creditors	4 065	4 203
Sundry liabilities	3 008	2 900
Total	408 777	1 693 417

(*) In relation to collateralisation contracts, the Bank benefits from guarantees received in the form of deposits or securities. As at 31 December 2013, the Bank received € 401.7 million of guarantees in the form of deposits (31 December 2012: € 1 686.3 million) and € 908.7 million in the form of securities (31 December 2012: € 905.7 million).

Note I – Amounts owed to credit institutions and to customers and debt securities in issue

In thousand euros

	31/12/2013	31/12/2012
Amounts owed to credit institutions and to customers
Interest-bearing accounts	127 063	83 352
of which European Union	53 440	60 639
Borrowings and term deposits	100 000
Interest payable	65
Total	227 128	83 352

Debt securities in issue
Bonds	18 275 273	19 018 005
Euro Commercial Paper	922 753	1 196 576
Interest payable	308 394	312 248
Value adjustment of debt securities in issue hedged by derivative instruments	580 828	1 031 459
Total	20 087 248	21 558 288

FINANCIAL STATEMENTS 2013

Development of customers’ interest-bearing accounts

In thousand euros
Programme/Instrument designation and purpose of the fiduciary accounts	Account Name		Donor(s)	Opening year	Contributions received	31/12/2013	31/12/2012
Programme / Instrument: Energy Efficiency Finance Facility
Environmental protection and energy efficiency in Croatia, Bulgaria, Romania and Turkey	Energy Efficiency Finance Facility 2006 Special Account		European Union	2007	23 000	1 905	7 318
Environmental protection and energy efficiency in Bulgaria, Croatia, Romania and Turkey with increased focus on countries under Instrument for Pre-Accession (IPA)	Energy Efficiency Finance Facility 2007 Special Account		European Union	2008	5 000	3 472	4 155
ENPI (European Neighbourhood and Partnership Instrument) / Neighbourhood Investment Facility (NIF)
To support project 1620 - Clinical Hospital Chisinau	EU Contribution - F/P 1620 MD Republican Clinical Hospital		European Union	2009	95	77	90
EU Municipal Finance Facility
Partial financing of infrastructural projects in favour of the municipalities of 10 Central and Eastern European countries, also applicant countries to European Union accession at the time of the project (Bulgaria, Czech Republic, Estonia, Hungary, Latvia, Lithuania, Poland, Romania, Slovak Republic and Slovenia)	EU Municipal Finance Facility Special Account		European Union	2004	14 000	3 603	3 752
	EU Municipal Finance Facility 2003 Special Account		European Union	2005	5 000	636	791
	Municipal Finance Facility (MFF) 2005 Special Account		European Union	2007	3 000	3 377	3 369
	EU Municipal Finance Facility 2006, Special Account Bulgaria, Croatia, Romania and Turkey		European Union	2007	5 000
Instrument for Pre-Accession (IPA)
Partial financing of investments projects in Albania, Bosnia and Herzegovina and Serbia within the framework of the European Commission’s Instrument for Pre-Accession (IPA)	IPF 2008 Municipal Window Special Account		European Union	2009	9 220	2 383	703
Partial financing of rural roads in Albania	IPA 2009 Rural Roads Albania Special Account		European Union	2010	6 300	5 069	6 180
Partial financing of water supply and sewerage systems in Albania	IPA 2009 Water Supply Kamza Albania Special Account		European Union	2010	2 450	2 166	2 412
Intelligent Energy Europe
To support energy efficiency investments through grants (EU “20-20-20 Initiative”)	CEB-ELENA		European Union	2012	1 000	995	1 002

IPA / WBIF (Western Balkans Investment Framework) Technical assistance grant to support project 17208 (Environment - Tirana Landfill in Albania)	EWBJF-Tirana Regional Landfill		EWBJF	2012	550		535
Regional Housing Programme (RHP)
To finance Regional Housing Programme in Bosnia and Herzegovina, Croatia, Montenegro and Serbia	RHP Fund Regional Account	(1)	USA, Turkey, European Union	2012	20 140	19 606	7 618
To finance Regional Housing Programme in Bosnia and Herzegovina, Montenegro and Serbia	RHP Fund Sub-Regional Account	(1)	Denmark, Luxembourg, Norway, Switzerland	2012	10 799	10 509	5 320
To finance Regional Housing Programme in Bosnia and Herzegovina	RHP Fund Country Account -BiH	(1)	Germany, Italy, European Union	2012	22 700	22 112	2 632
To finance Regional Housing Programme in Croatia	RHP Fund Country Account - Croatia	(1)	European Union	2013	4 651	4 533
To finance Regional Housing Programme in Serbia	RHP Fund Country Account - Serbia	(1)	European Union	2013	11 000	10 721
To finance Regional Housing Programme in Montenegro	RHP Fund Country Account - Montenegro	(1)	European Union	2013	500	487
To support setting up of the RHP Fund and technical assistance (1st phase)	Preparation of RHP and RHP Fund		European Union	2012	1 556	175	376
To support setting up of the RHP Fund and technical assistance (2nd phase)	RHP Implementation		European Union	2013	2 969	1 824
To finance costs associated with the Regional Housing Programme	Special Account RHP Rep of Cyprus		Cyprus	2012	50	49	49
To finance costs associated with the Regional Housing Programme	Special Account RHP Romania		Romania	2012	50	36	49
To finance costs associated with the Regional Housing Programme	Special Account RHP Slovak Republic		Slovak Republic	2012	40	36	39
To finance costs associated with the Regional Housing Programme	Special Account RHP Czech Republic		Czech Republic	2013	39	38

FINANCIAL STATEMENTS 2013

In thousand euros
Programme/Instrument designation and purpose of the fiduciary accounts	Account Name		Donor(s)	Opening year	Contributions received	31/12/2013	31/12/2012
SME Finance Facility Phase 2 Special Fund
Partial financing of productive investment projects designed to create or safeguard jobs in SMEs located in 13 of the CEB member countries in Central and Eastern Europe	EC Contribution Fund Phare Account		European Union	2001	49 000	7 377	8 628
	SME Finance Facility (SMEFF) 2002 Special Account		European Union	2004	14 895	2 977	2 970
	SME Finance Facility (SMEFF) 2003 Special Account		European Union	2005	15 000	6 533	6 519
	SME Finance Facility (SMEFF) 2005 Special Account		European Union	2006	8 350	5 469	5 457
	SME Finance Facility (SMEFF) 2006 Special Account, Bulgaria, Croatia, Romania and Turkey		European Union	2007	20 000	2 858	4 379
WBIF
To finance technical assistance on project 1688 (State Prison in Bosnia and Herzegovina)	EU Contribution- F/P 1688 BA State Prison		European Union	2009	2 560	2 544	2 538
Other fiduciary accounts
To support priority project 1688 in Bosnia and Herzegovina (State Prison)	Special Account Sweden		Embassy of Sweden	2010	1 099	1 067	1 064
To finance assistance activities, in particular technical assistance to support social and economic reforms in the Western Balkans countries	Norway Trust Account (NTA)		Norway	2003	3 000	169	226
Assistance instrument aimed at supporting the consolidation of the Rule of Law and the European system of human rights protection in Europe, set up in 2008 in collaboration with the Council of Europe. This trust fund is financed through contributions from several Member States	Human Rights Trust Fund (HRTF)	(1)	Finland, Germany, Netherlands, Norway, Switzerland, United Kingdom	2008	10 892	3 115	3 710
To promote social cohesion in Europe	Spanish Social Cohesion Account		Spain	2009	2 000	1 145	1 471
Total						127 063	83 352

(1) Detail of contributions received on following multi-donor accounts	In thousand euros

HUMAN RIGHTS TRUST FUND		REGIONAL HOUSING PROGRAMME
Norway	3 850	European Union	44 475
Germany	3 750	United States	7 816
Netherlands	1 600	Norway	5 458
Finland	750	Germany	4 200
Switzerland	527	Switzerland	3 500
United Kingdom	415	Italy	1 500
		Denmark	1 341
		Turkey	1 000
		Luxembourg	500

FINANCIAL STATEMENTS 2013

Note J – Social Dividend Account (SDA)

On 22 March 2013, the Administrative Council decided to rename the “Selective Trust Account” “Social Dividend Account” (SDA) and to broaden its scope of use.

Since then, the SDA may be used to finance four types of grants:

-	interest rate subsidies on loans granted by the Bank,

-	guarantees to support the Bank’s financing of high social impact projects,

-	technical assistance within the framework of projects financed by the CEB,

-	grant contributions.

Grants financed by the SDA are approved by the Administrative Council of the Bank, except technical assistance grants smaller than or equal to € 300 thousand, which are approved by the Governor.

Grants can be up to € 2 000 thousand each, with the exception of grant contributions which are limited to € 500 thousand. Annual approvals per country, all windows combined, cannot exceed 10% of SDA resources available for approval.

In 2013, the SDA resources (Member States account) were reallocated to the four SDA window sub-accounts.

The breakdown of these sub-accounts is presented below.

In thousand euros

1)	Member States account	31/12/2013	31/12/2012
	Funds		50 135
	Total		50 135

2)	SDA windows

	Interest rate subsidies	50 218	27 519
	Loan guarantees	9 870
	Technical assistance	9 870
	Grant contributions	3 948
	Total	73 906	27 519

	Total SDA	73 906	77 654

1) Member States account

Funding

The Member States account is funded by:

a)	contributions received from CEB’s Member States through dividends of a social nature, when the Bank’s annual profit is allocated

b)	voluntary contributions from the Bank’s Member States, upon approval by the Administrative Council

c)	voluntary contributions from the Council of Europe Members and from non-Member states or international institutions, upon approval by the Governing Board and the Administrative Council.

In 2013, Member States made no allocation out of the 2012 profit (2012: € 1 000 thousand).

In 2012 and in 2013, the Bank also transferred directly to the SDA voluntary contributions of the Governing Board’s Chairperson, i.e. his waived allowances for the periods from 1 January 2012 till 31 March 2012 and February 2013.

Uses

In compliance with the new rules adopted in March 2013, the balance of the Member States account as at 31 March 2013, or € 50 274 thousand (31 December 2012: € 50 135 thousand) was split between the four windows.

FINANCIAL STATEMENTS 2013

2) SDA windows

Interest rate subsidies

At 31 December 2013, the balance of the component Interest rate subsidies on loans amounts to € 50 218 thousand, of which € 25 833 thousand (2012: € 27 519 thousand) represent subsidies on loans disbursed.

Loan guarantees

At 31 December 2013, the balance of the component Loan guarantees amounts to € 9 870 thousand, of which € 322 thousand represent the amount of loan already guaranteed from this window.

Technical assistance

At 31 December 2013, the balance of the component Technical assistance amounts to € 9 870 thousand. No grants for technical assistance were paid in 2013.

Grant contributions

At 31 December 2013, the balance of the component Grant contributions totals € 3 948 thousand.

Since the creation of the SDA in 1995, the total of contributions granted amounts to € 14.9 million. No contributions were disbursed in 2013. The donations granted in 2012 (€ 876 thousand) are detailed below:

In thousand euros

Payments for the year	2013	2012
Moldova (Republic of): Save Blood Transfusion Programme		500
Montenegro: Roma refugees Konik Settlement		400
Georgia (Council of Europe): repayment		(24)
Total		876

FINANCIAL STATEMENTS 2013

Note K - Provisions

The Bank administers a pension scheme and other post-employment benefits (particularly an optional health care scheme). The amount of the commitment in relation to each post-employment benefit is determined separately using the projected unit credit actuarial valuation method. The last actuarial valuation was carried out on 31 December 2013 based on individual data as at 30 June 2013. The Bank set up these provisions in accordance with the revised IAS 19, with early application at 1 January 2012.

Thus, the Bank records the following provisions with respect to post-employment benefits:

In thousand euros
	31/12/2013	31/12/2012
Provision for pension commitments	125 717	120 208
Provision for other post-employment benefits	45 061	39 051
Total	170 778	159 259

Pension scheme

The following is the pension scheme financial situation:

In thousand euros
	31/12/2013	31/12/2012
Financial situation as at 31 December
Provision movements
Provision as at 1 January	120 208	86 584
Service cost	7 433	5 147
Interest cost related to discounted commitments	3 710	3 810
Book charge for the year	11 143	8 957
Changes in actuarial differences for the period	(3 700)	25 913
Benefits paid	(1 934)	(1 246)
Provision as at 31 December	125 717	120 208
Changes in actuarial differences
Balance as at 1 January	38 800	12 887
Actuarial differences from liabilities for the period - impact of data	662	(2 585)
Actuarial differences from liabilities for the period - impact of assumptions	(4 362)	28 498
Sub-total	(3 700)	25 913
Balance as at 31 December	35 100	38 800

FINANCIAL STATEMENTS 2013

The main assumptions used in assessing the commitment relative to the pension scheme are shown below:

Sundry information	2013	2012
Interest discount rate	3.15%	3.00%
Inflation rate	2.00%	2.00%
Pensions revaluation rate	2.00%	2.00%
Salary increase rate	4.00%	2.30%
Staff average remaining working life as at 31 December	14	13
Average retirement age	63	63

Other post-employment benefits

The other post-employment benefit schemes managed by the Bank are an optional health care scheme for pensioners, a fiscal adjustment scheme and, since 2013, a termination of service scheme.

The following is the financial situation with respect to other post-employment benefits:

In thousand euros
	31/12/2013	31/12/2012
Financial situation as at 31 December
Provision movements
Provision as at 1 January	39 051	24 397
Service cost	4 016	1 582
Interest cost related to discounted commitments	2 592	1 073
Provision for allowances to be paid	1 697
Book charge for the year	8 305	2 655
Changes in actuarial differences for the period	(2 094)	12 176
Benefits paid	(201)	(177)
Provision as at 31 December	45 061	39 051
Changes in actuarial differences
Balance as at 1 January	18 519	6 343
Actuarial differences from liabilities for the period - impact of data	(378)	438
Actuarial differences from liabilities for the period - impact of assumptions	(1 716)	11 738
Sub-total	(2 094)	12 176
Balance as at 31 December	16 425	18 519

The economic assumptions used in assessing the commitments in respect of other post-employment benefits are similar to those used for the pension scheme.

FINANCIAL STATEMENTS 2013

Sensitivity test

The table below provides information on the sensitivity of the commitment (Projected Benefit Obligation - PBO) in respect of the post-employment benefits as evaluated at 31 December 2013, as well as the service cost, the interest cost and the estimated benefits for the year 2014, calculated based on a variation of the discount rate assumption of +/- 0.25%:

In thousand euros

Pension scheme	PBO 31/12/2013	Service cost 2014	Interest cost on PBO 2014	Estimated benefits 2014	PBO 31/12/2014
Discount rate +0.25%	119 676	7 079	4 069	(3 444)	127 380
Discount rate -0.25%	132 194	7 848	3 834	(3 453)	140 423

At 31 December 2013, an increase in the discount rate of 0.25% would have resulted in a decrease of the pension commitment of 4.8%. A 0.25% decrease in the discount rate would have resulted in an increase of this commitment of 5.2% at this date.

In thousand euros

Other post-employment benefits	PBO 31/12/2013	Service cost 2014	Interest cost on PBO 2014	Estimated benefits 2014	PBO 31/12/2014
Discount rate +0.25%	42 492	2 379	1 445	(1 320)	44 996
Discount rate -0.25%	47 851	2 744	1 388	(1 330)	50 653

At 31 December 2013, an increase in the discount rate of 0.25% would have resulted in a decrease of the commitment relating to other post-employment benefits of 5.7%. A 0.25% decrease in the discount rate would have resulted in an increase of this commitment of 6.2% at this date.

FINANCIAL STATEMENTS 2013

Note L – Capital

Following a recommendation by the Administrative Council, on 4 February 2011 the Governing Board approved the Bank’s 6th capital increase [Resolution CD 386 (2011)] which entered into force on 31 December 2011. The subscription rate reached 98%, therefore exceeding the minimum threshold of 67%. The subscription period ran until 31 December 2012.

Capital breakdown by Member State is presented below:

In thousand euros

Members	Subscribed capital	Uncalled capital	Called capital	Percentage of subscribed capital
France	915 770	814 114	101 656	16,735%
Germany	915 770	814 114	101 656	16,735%
Italy	915 770	814 114	101 656	16,735%
Spain	597 257	530 958	66 299	10,914%
Turkey	388 299	345 197	43 102	7,096%
Netherlands	198 813	176 743	22 070	3,633%
Belgium	164 321	146 083	18 238	3,003%
Greece	164 321	146 083	18 238	3,003%
Portugal	139 172	123 724	15 448	2,543%
Sweden	139 172	123 724	15 448	2,543%
Poland	128 260	114 023	14 237	2,344%
Denmark	89 667	79 712	9 955	1,639%
Finland	69 786	62 039	7 747	1,275%
Norway	69 786	62 039	7 747	1,275%
Bulgaria	62 459	55 526	6 933	1,141%
Romania	59 914	53 264	6 650	1,095%
Switzerland	53 824	43 229	10 595	0,984%
Ireland	48 310	42 948	5 362	0,883%
Hungary	44 788	39 816	4 972	0,818%
Czech Republic	43 037	38 260	4 777	0,786%
Luxembourg	34 734	30 878	3 856	0,635%
Serbia	25 841	22 973	2 868	0,472%
Croatia	21 376	19 003	2 373	0,391%
Cyprus	19 882	17 676	2 206	0,363%
Slovak Republic	18 959	16 854	2 105	0,346%
Albania	13 385	11 899	1 486	0,245%
Latvia	12 808	11 387	1 421	0,234%
Estonia	12 723	11 311	1 412	0,233%
“the former Yugoslav Republic of Macedonia”	12 723	11 311	1 412	0,233%
Lithuania	12 588	11 191	1 397	0,230%
Slovenia	12 295	10 930	1 365	0,225%
Iceland	10 144	9 018	1 126	0,185%
Malta	10 144	9 018	1 126	0,185%
Georgia	9 876	8 780	1 096	0,180%
Bosnia and Herzegovina	9 689	8 614	1 075	0,177%
Montenegro	6 584	5 853	731	0,120%
Kosovo	6 559	5 831	728	0,120%
Moldova (Republic of)	5 488	4 878	610	0,100%
San Marino	4 867	4 206	661	0,089%
Liechtenstein	2 921	2 374	547	0,053%
Holy See	137	107	30	0,003%
Total 2013	5 472 219	4 859 802	612 417	100,000%
Total 2012	5 465 660	4 853 971	611 689

The Earnings per participating certificate for 2013 amount to € 20.34 (€ 22.00 for 2012).

FINANCIAL STATEMENTS 2013

In 2013, further to Kosovo’s adhesion, the subscribed capital increased by € 6 559 thousand of which the called capital amounts to € 728 thousand. Its contribution to the reserves totals € 2 138 thousand. These amounts are scheduled in four equal annual instalments. The first instalment of € 716.5 thousand has been paid for the capital and reserves. The total of the three outstanding instalments is detailed below:

In thousand euros

Member	Capital	Reserves	Total
Kosovo	546.0	1 603.5	2 149.5
Total	546.0	1 603.5	2 149.5

Note M – Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

Changes in value calculated exclusive of accrued interest on financial instruments are accounted for under “Net gains or losses from financial instruments at fair value through profit or loss” (Note O).

Interest income and expenses from fair value hedging derivatives are shown together with the income and expenses arising from those items for which they provide risk coverage.

In thousand euros
	2013	2012
Available-for-sale financial assets
Securities transactions	45 094	61 826
Hedging derivatives	(25 838)	(19 622)
Sub-total	19 256	42 204
Loans and advances to credit institutions and to customers
Loans (exclusive of interbanking)	197 872	252 819
Hedging derivatives	(106 524)	(104 081)
Advances	6 136	18 803
Sub-total	97 484	167 541
Financial assets held to maturity
Securities transactions	94 204	94 301
Sub-total	94 204	94 301
Amounts owed to credit institutions and to customers
Deposits	(65)	(2)
Interest-bearing accounts	(1 778)	(7 288)
Sub-total	(1 843)	(7 290)
Debt securities in issue
Bonds	(600 428)	(692 017)
Hedging derivatives	561 248	557 749
Sub-total	(39 180)	(134 268)
Other interest expenses and similar charges	(6 302)	(4 884)
Interest margin	163 619	157 604

FINANCIAL STATEMENTS 2013

Note N – Segment information

The CEB is a multilateral development bank with a social vocation. It grants loans to finance projects in its Member States. This activity is funded by public issues and private placements.

Within this ambit, the Bank holds a single operational field of activity. It intervenes in geographical areas where its contribution is most needed, particularly in central and eastern European countries, which constitute the target group countries.

Its activity of project financing is conducted exclusively in Europe. However, for other financial operations, in particular its public issues, the CEB operates in Europe as well as in other continents. Therefore, these operations are not shown in the table below.

The headquarters belonging to the Bank are situated in Paris, France. The CEB does not own any other property besides its Paris headquarters.

The interest on loans is broken down by borrowers’ country location as follows:

In thousand euros

Breakdown by borrowers’ country location	2013	2012

Poland	35 952	48 566
Hungary	23 995	30 475
Romania	21 012	22 954
Turkey	19 399	21 987
Croatia	10 043	9 977
Cyprus	6 962	11 119
Lithuania	4 383	3 831
Albania	2 822	2 902
Malta	2 516	2 996
Serbia	1 655	1 740
Latvia	1 541	2 604
Slovenia	1 442	2 216
Bulgaria	1 288	1 569
Slovak Republic	1 225	968
Bosnia and Herzegovina	1 222	1 568
“the former Yugoslav Republic of Macedonia”	843	836
Estonia	801	786
Moldova (Republic of)	638	514
Czech Republic	289	390
Montenegro	121	178
Sub-total target group countries	138 149	168 176

Belgium	16 266	9 920
Spain	8 548	12 917
Germany	8 178	10 350
Portugal	6 471	9 025
France	5 525	8 629
Italy	4 056	6 248
Greece	2 891	6 724
Iceland	1 718	2 701
Finland	984	4 496
Ireland	744	1 129
Sweden	684	2 068
Denmark	279	1 706
San Marino	9	16
Norway		395
Sub-total other countries	56 353	76 324

Target group countries through other countries	3 370	8 319

Total	197 872	252 819

Outstanding loans by country are presented in Note F.

FINANCIAL STATEMENTS 2013

Note O – Net gains or losses from financial instruments at fair value through profit or loss

Net gains from financial instruments at fair value through profit or loss cover the profit and loss items relative to financial instruments, except for the interest income and charges presented under “Interest margin” (Note M).

In thousand euros

	2013	2012

Net result from fair value hedging instruments	(283 604)	122 774
Revaluation of hedged items attributable to hedged risks	281 332	(126 527)
Result from financial instruments at fair value through profit or loss	(5 151)	3 462
Revaluation of exchange positions	(293)	(116)
Total	(7 716)	(407)

Note P – General operating expenses

In thousand euros

	2013	2012

Staff costs
Wages and salaries	22 593	19 134
Social charges and pension costs	10 824	6 318
Other general operating expenses	8 147	8 456
Total	41 564	33 908

At 31 December 2013, the Bank staff was composed of: 4 appointed officials (Governor and Vice-Governors) and 183 professional staff. At 31 December 2012: 4 appointed officials (Governor and Vice-Governors) and 182 professional staff.

Note Q – Post-balance sheet events

No material events that would require disclosure or adjustment to these financial statements occurred between 31 December 2013 and the closing date of the accounts by the Governor on 25 February 2014.